EXECUTION COPY

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE

BY AND AMONG

MIDDLE KINGDOM ALLIANCE CORP.

MK ARIZONA CORP.

PYPO DIGITAL COMPANY LIMITED

BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED

PYPO HOLDINGS (HK) COMPANY LIMITED

ARCH DIGITAL HOLDINGS LIMITED

AND

CAPITAL ALLY INVESTMENTS LIMITED

Dated: September 5, 2008

i

ANNEX
ANNEX A	Definitions	49

EXHIBITS
EXHIBIT A	Reserved

EXHIBIT B	Form of Lock-up Agreement

EXHIBIT C	Form of Registration Rights Agreement

EXHIBIT D-1	Form of Executive Employment Agreement for Kuo Zhang

EXHIBIT D-2	Form of Executive Employment Agreement for Dongping Fei

EXHIBIT D-3	Form of Executive Employment Agreement for Hengyang Zhou

EXHIBIT D-4	Form of Executive Employment Agreement for Francis Wan

EXHIBIT E	Form of Voting Agreement

EXHIBIT F	Memorandum and Articles of Association of [Pypo China Holdings Limited]

EXHIBIT G	Forms of Middle Kingdom Legal Opinion

G-1 Form of Delaware Opinion
G-2 Form of Arizona Opinion
G-3 Form of Cayman Islands Opinion

EXHIBIT H	Form of Pypo Legal Opinion
H-1 Form of PRC Opinion
H-2 Form of Cayman Islands Opinion

EXHIBIT I	Investor Representation Letter

SCHEDULES
SCHEDULE A	Management Shareholders

SCHEDULE B	Pypo Share Ownership

SCHEDULE C	Share and Warrant Allocation

SCHEDULE D	Pypo Disclosure Schedule

SCHEDULE E	Middle Kingdom Disclosure Schedule

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE, dated as of September 5, 2008 (this “Agreement”), by and among MIDDLE KINGDOM ALLIANCE CORP., a corporation incorporated in the State of Delaware, USA (“Middle Kingdom”), MK ARIZONA CORP., a corporation incorporated in the State of Arizona, USA and a wholly-owned subsidiary of Middle Kingdom (“MK Arizona”), PYPO DIGITAL COMPANY LIMITED, an exempted limited company incorporated in the Cayman Islands (“Pypo Cayman”), PYPO HOLDINGS (HK) COMPANY LIMITED, a company incorporated in Hong Kong and a wholly-owned subsidiary of Pypo Cayman (“Pypo HK”), BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED, a limited liability company established in the PRC and an indirect wholly-owned subsidiary of Pypo Cayman (“Pypo PRC,” and together with Pypo Cayman and Pypo HK, the “Pypo Entities”), ARCH DIGITAL HOLDINGS LIMITED, a company incorporated in the British Virgin Islands (“ARCH BVI”), and CAPITAL ALLY INVESTMENTS LIMITED, a company incorporated in the British Virgin Islands (“Capital Ally”). Each of Arch BVI and Capital Ally are sometimes referred to herein as a “Pypo Shareholder,” and collectively as the “Pypo Shareholders.” Each of Pypo PRC, Pypo HK, Pypo Cayman, Arch BVI and Capital Ally is sometimes individually referred to herein as a “Pypo Party,” and collectively as the “Pypo Parties.” Each of the Parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

Middle Kingdom has formed a wholly-owned subsidiary, MK Arizona, solely for the purposes of (1) the merger of Middle Kingdom with and into MK Arizona pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), in which MK Arizona will be the surviving corporation (the “Merger”), (2) the subsequent conversion of MK Arizona into a Cayman Islands company by a transfer of domicile pursuant to Section 10-226 of the Arizona Revised Statutes (the “ARS”), (3) the registration and continuation of MK Arizona as a Cayman Islands company pursuant to Section 221 of the Cayman Companies Law (the “Conversion”) and (4) the Share Exchange (as defined below). The Cayman Islands company will be named [Pypo China Holdings Limited] or such other name as approved by the Pypo Parties (“MK Cayman,” and together with Middle Kingdom and MK Arizona, the “Middle Kingdom Parties”). Certain beneficial owners of Capital Ally (the “Management Shareholders”) are listed on Schedule A of this Agreement.

The boards of directors of each of Middle Kingdom and MK Arizona have declared this Agreement advisable and approved the Transactions, and the board of directors of Middle Kingdom has adopted resolutions approving the Merger and providing that (i) each share of Common Stock and each share of Class B Common Stock outstanding immediately prior to the Merger Effective Time (as defined below) (together with the Common Stock, the “Middle Kingdom Shares”), will be automatically converted at the Merger Effective Time into one share of common stock, par value $0.001 per share, of MK Arizona (“MK Arizona Common Stock”) and one share of class B common stock, par value $0.001 per share, of MK Arizona (the “MK Arizona Class B Common Stock,” and together with the MK Arizona Common Stock, the “MK Arizona Shares”), respectively; and (ii) all Class A Warrants, Class B Warrants, Underwriters Purchase Option and other rights to purchase a Middle Kingdom Share (the “Middle Kingdom Stock Rights,” and together with the Middle Kingdom Shares, the “Middle Kingdom Securities”) will be exchanged at the Merger Effective Time for substantially equivalent securities of MK Arizona on an equivalent basis (the “MK Arizona Stock Rights,” and together with the MK Arizona Shares, the “MK Arizona Securities”).

The board of directors of MK Arizona has approved the Conversion, upon the terms and subject to the conditions set forth in this Agreement, whereby upon the Conversion Effective Time, each outstanding MK Arizona Share will be automatically converted into one ordinary share, par value $0.001 per share, of MK Cayman (the “MK Cayman Shares”) and each MK Arizona Stock Right will be automatically converted into equivalent securities of MK Cayman (the “MK Cayman Stock Rights,” and together with the MK Cayman Shares, the “MK Cayman Securities”).

Pypo Cayman, through Pypo HK and Pypo PRC, owns and operates its business. The Pypo Shareholders are the direct owners of all of the outstanding capital stock of Pypo Cayman (all such shares of capital stock are referred to as the “Pypo Shares”).

The board of directors of MK Arizona has approved the acquisition of the Pypo Shares from the Pypo Shareholders through a share exchange transaction (the “Share Exchange”) pursuant to which MK Cayman will issue to the Pypo Shareholders up to 68,000,000 MK Cayman Shares and 3,400,000 MK Cayman Class B Warrants in exchange for the Pypo Shares.

The Merger and the Conversion require the affirmative vote of the holders of a majority of the issued and outstanding shares of the Common Stock and Class B Common Stock, voting as a group and the Share Exchange requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Class B Common Stock cast at the meeting, provided, that the Share Exchange will only proceed if holders of shares of Class B Common Stock representing no more than 20% of shares of the Class B Common Stock exercise their conversion rights (it being understood that such stockholders or shareholders, as applicable, will be the holders of a majority of the issued and outstanding MK Arizona Shares that are entitled to vote immediately prior to the Conversion and the holders of a majority of the issued and outstanding MK Cayman Shares that are entitled to vote immediately prior to the Share Exchange since the Merger, Conversion and Share Exchange shall happen as close to simultaneously as permitted by the applicable laws).

The Conversion and the Share Exchange, which will take place immediately after the Conversion, are part of the same integrated transaction, such that neither the Conversion nor the Share Exchange shall occur without the other.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Merger

Section 1.1 The Merger. At the Merger Effective Time (as defined in Section 1.2), Middle Kingdom will be merged with and into MK Arizona in accordance with Section 253 of the DGCL and this Agreement, and the separate corporate existence of Middle Kingdom will thereupon cease. MK Arizona (sometimes hereinafter referred to as the “Surviving Corporation”) will be the surviving corporation in the Merger. The Merger will have the effects specified in the DGCL and the ARS.

Section 1.2 Filing of Certificate of Ownership and Merger; Merger Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions to the Closing set forth in Article XIII, if this Agreement shall not have been terminated prior thereto as provided in Section 15.1, Middle Kingdom and MK Arizona shall cause (a) a certificate of ownership and merger (the “Certificate of Merger”) meeting the requirements of Section 253 of the DGCL to be properly executed and filed in accordance with the applicable requirements of the DGCL, and (b) articles of merger (the “Articles of Merger”) meeting the requirements of Section 10-1105 of the ARS to be properly executed and filed in accordance with such section. The Merger shall become effective at the time designated in the Certificate of

Merger and the Articles of Merger as the effective time of the Merger that the Parties shall have agreed upon and designated (the “Merger Effective Time”). Notwithstanding the foregoing, the Parties shall designate a time for the Merger Effective Time that will be the later of (A) the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (B) the time of issuance of a certificate of merger with respect to the Articles of Merger by the Arizona Corporation Commission in accordance with the ARS.

ARTICLE II

Conversion

Section 2.1 The Conversion. The Conversion will take place immediately after the Merger Effective Time. Subject to the terms and conditions of this Agreement, at the Conversion Effective Time (as defined in Section 2.2 below), MK Arizona shall convert to MK Cayman in accordance with this Agreement and shall thereupon continue its existence, without interruption, in the organizational form of a Cayman Islands exempted company rather than an Arizona corporation. The Conversion shall have the effects specified in the relevant sections of the ARS and the Cayman Companies Law. The Conversion and the Share Exchange are part of the same integrated transaction, such that neither the Conversion nor the Share Exchange shall occur without the other.

Section 2.2 Registration by Way of Continuation; Conversion Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions to the Closing set forth in Article XIII, if this Agreement shall not have been terminated prior thereto as provided in Section 15.1, MK Cayman shall register by way of continuation as an exempted company under the Cayman Companies Law and file the relevant documents with the Arizona Corporation Commission in accordance with the relevant sections of the ARS. The Conversion shall become effective at the later of (1) the time of issuance by the Cayman Islands of a certificate of registration by way of continuation as an exempted company with respect to MK Cayman, and (2) the time of issuance of a certificate recognizing the Conversion by the Arizona Corporation Commission in accordance with the ARS (the “Conversion Effective Time”).

ARTICLE III

Charter Documents, Directors and Officers of Surviving Corporation and MK Cayman

Section 3.1 Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of MK Arizona in effect immediately prior to the Merger Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable Law.

Section 3.2 Bylaws of Surviving Corporation. The bylaws of MK Arizona in effect immediately prior to the Merger Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable Law.

Section 3.3 Directors of Surviving Corporation. The directors of Middle Kingdom immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 3.4 Officers of Surviving Corporation. The officers of Middle Kingdom immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 3.5 Memorandum and Articles of Association of MK Cayman. The Memorandum and Articles of Association of MK Cayman shall be as set forth in Exhibit F attached hereto. The Memorandum and Articles of Association of MK Cayman shall, by resolution of MK Arizona shareholder(s) and/or directors, be effective upon the Conversion Effective Time.

Section 3.6 Directors of MK Cayman. The directors of MK Arizona immediately prior to the Conversion Effective Time shall continue as the directors of MK Cayman, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Notwithstanding the foregoing, commencing on the Closing Date, the Combined Board will be established as provided for in Section 12.4 hereof.

Section 3.7 Officers of MK Cayman. The officers of MK Arizona immediately prior to the Conversion Effective Time shall continue as the officers of MK Cayman, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE IV

Conversion and Exchange of Securities

Section 4.1 Conversion of Stock in the Merger. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares:

(a) Conversion of Middle Kingdom Shares. Each share of Common Stock and Class B Common Stock of Middle Kingdom issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one validly issued, fully paid and non-assessable MK Arizona Common Stock and MK Arizona Class B Common Stock, respectively, to be delivered by MK Arizona in accordance with Section 4.3 below.

(b) Cancellation of MK Arizona Shares Owned by Middle Kingdom. Each issued and outstanding share of MK Arizona Common Stock and MK Arizona Class B Common Stock that is owned by Middle Kingdom immediately prior to the Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Middle Kingdom Stock Rights Become MK Arizona Stock Rights. All Middle Kingdom Stock Rights then outstanding shall remain outstanding and shall be assumed by MK Arizona and thereafter become MK Arizona Stock Rights. Each Middle Kingdom Stock Right by virtue of becoming a MK Arizona Stock Right shall be exercisable upon the same terms and conditions as in effect immediately prior to the Merger, except that upon the exercise of such MK Arizona Stock Rights, MK Arizona Shares shall be issuable in lieu of Middle Kingdom Shares. The number of MK Arizona Shares issuable upon the exercise of a MK Arizona Stock Right immediately prior to the Merger Effective Time and the exercise price of each such MK Arizona Stock Right shall be the same number of shares and price as in effect immediately prior to the Merger Effective Time. All MK Arizona Stock Rights shall entitle the holder thereof to purchase MK Arizona Shares in accordance with the terms of the documents governing the MK Arizona Stock Rights.

Section 4.2 Conversion of Securities in the Conversion. At the Conversion Effective Time, by virtue of the Conversion and without any action on the part of the holder of any shares:

(a) Conversion of MK Arizona Shares. Except as set forth in Section 4.1(b) above, each issued and outstanding share of MK Arizona Common Stock and MK Arizona Class B Common Stock shall be automatically converted into one validly issued, fully paid and non-assessable MK Cayman Share in accordance with Section 4.3.

(b) Conversion of MK Arizona Stock Rights. All MK Arizona Stock Rights then outstanding shall remain outstanding and shall be assumed by MK Cayman and thereafter become MK Cayman Stock Rights.

Each MK Arizona Stock Right by virtue of becoming a MK Cayman Stock Right shall be exercisable upon the same terms and conditions as in effect immediately prior to the Conversion, except that upon the exercise of such MK Cayman Stock Rights, MK Cayman Shares shall be issuable in lieu of MK Arizona Shares. The number of MK Cayman Shares issuable upon the exercise of a MK Cayman Stock Right immediately prior to the Conversion Effective Time and the exercise price of each such MK Cayman Stock Right shall be the same number of shares and price as in effect immediately prior to the Conversion Effective Time. All MK Cayman Stock Rights shall entitle the holder thereof to purchase MK Cayman Shares in accordance with the terms of the documents governing the MK Cayman Stock Rights.

Section 4.3 Certificates Representing Middle Kingdom Securities.

(a) From and after the Merger Effective Time, all of the certificates which immediately prior to that time represented outstanding Middle Kingdom Securities (“Certificates”) shall be deemed for all purposes to evidence ownership of, and to represent, the MK Arizona Securities into which the Middle Kingdom Securities represented by such Certificates have been converted as herein provided. No certificates for MK Arizona Securities will be issued as a result of the Merger and no holder of record of any Certificates shall be entitled to surrender any Certificate for cancellation to MK Arizona or its transfer agent in exchange for a certificate representing that number of MK Arizona Securities which such holder has the right to receive pursuant to the provisions of this Article IV. The registered owner on the books and records of MK Arizona or its transfer agent of any such Certificate shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the MK Arizona Securities evidenced by such Certificate as above provided.

(b) From and after the Conversion Effective Time, all of the outstanding Certificates shall be deemed for all purposes to evidence ownership of, and to represent, the MK Cayman Securities into which the MK Arizona Securities represented by such Certificates have been converted as herein provided. The holders of those Certificates representing MK Cayman Shares shall be entitled to be entered on the register of members of MK Cayman as holders of that number of MK Cayman Shares represented by the Certificates. The registered owner from time to time entered in the register of members of MK Cayman or its transfer agent shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the MK Cayman Securities evidenced by such Certificate as above provided.

(c) At or after the Merger Effective Time, there shall be no transfers on the stock transfer books of Middle Kingdom of the Middle Kingdom Securities which were outstanding immediately prior to the Merger Effective Time. At or after the Conversion Effective Time, there shall be no transfers on the stock transfer books of MK Arizona of the MK Arizona Securities which were outstanding immediately prior to the Conversion Effective Time. If, after the Merger Effective Time but prior to the Conversion Effective Time, Certificates are presented to the Surviving Corporation or its transfer agent, the presented Certificates shall be cancelled and exchanged after the Conversion Effective Time for certificates for MK Cayman Securities deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV. If, after the Conversion Effective Time, Certificates are presented to MK Cayman or its transfer agent, the presented Certificates shall be cancelled and exchanged for certificates for MK Cayman Securities deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV.

(d) Following the Conversion Effective Time, each holder of record of one or more Certificates may, but shall not be required to, surrender any Certificate for cancellation to MK Cayman or its transfer agent, and the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of MK Cayman Securities which such holder has the right to receive pursuant to the provisions of this Article IV and be entitled to be entered on the register of members of MK Cayman as the holder of that number of MK Cayman Shares represented by the Certificates and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Middle Kingdom Securities which is not registered in the transfer records of Middle Kingdom or a transfer of ownership of MK Arizona Securities which is not registered in the transfer records of MK Arizona, a certificate representing the proper number of MK Cayman Securities may be issued to such a transferee if the Certificate representing such Middle Kingdom Securities or MK Arizona Securities is presented to MK Cayman or its transfer agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Section 4.4 Effect of the Conversion. At the Conversion Effective Time, the effect of the Conversion shall be as provided in this Agreement and the applicable provisions of ARS and Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Conversion Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of MK Arizona shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of MK Cayman, which shall include the assumption by MK Cayman of any and all agreements, covenants, duties and obligations of MK Arizona, as the Surviving Corporation, set forth in this Agreement to be performed after the Closing, and all securities of MK Cayman issued and outstanding as a result of the Conversion under Section 4.2 hereof shall be listed on the OTCBB, or such other public trading market on which the MK Cayman Shares may be trading at such time.

ARTICLE V

Share Exchange

Section 5.1 Share Exchange. The Share Exchange will take place immediately after the Conversion Effective Time. Upon the terms and subject to the conditions hereof, at the Closing, each of the Pypo Shareholders shall sell, transfer, convey, assign and deliver to MK Cayman free and clear of all Liens (except for clause (a) of the definition of Permitted Liens), all of the right, title and interest of each such Pypo Shareholder in and to the Pypo Shares set forth opposite such Pypo Shareholder’s name on Schedule B. In exchange for such Pypo Shares, MK Cayman shall sell, issue and deliver to the Pypo Shareholders free and clear of all Liens, the number of MK Cayman Shares and MK Cayman Class B Warrants set forth opposite each such Pypo Shareholder’s name on Schedule C, all in accordance with Section 5.2 hereof. The Conversion and the Share Exchange are part of the same integrated transaction, such that neither the Conversion nor the Share Exchange shall occur without the other.

Section 5.2 Equity Payment

(a) Initial Equity Payment. Upon the terms and subject to the conditions hereof, at the Closing, MK Cayman shall issue and deliver to each Pypo Shareholder the number of MK Cayman Shares and 3,400,000 MK Cayman Class B Warrants set forth opposite such Pypo Shareholder’s name on Schedule C in the column entitled “Initial Equity Payment,” representing, in the aggregate 45,000,000 MK Cayman Shares (the “Initial Equity Payment”).

(b) Earn-Out Share Payments. MK Cayman shall issue and deliver up to 23,000,000 MK Cayman Shares (the “Earn-Out Shares”) to the Pypo Shareholders in accordance with the terms set forth below.

(i) Adjusted Net Income Target Achieved in FY2010. If the Adjusted Net Income of MK Cayman as derived from its annual report on Form 20-F (“Form 20-F”) for FY2010 equals or exceeds the Targeted Net Income Threshold for FY2010, as certified in writing by the Chief Executive Officer and Chief Financial Officer of MK Cayman, then MK Cayman shall issue and deliver to each Pypo Shareholder, the number of FY2010 Earn-Out Shares set forth opposite such Pypo Shareholder’s name in the applicable column of Schedule C. Such delivery of Earn-Out Shares is referred to herein as the “Earn-Out Share Payment.” The applicable portion of the Earn-Out Shares shall be issued and delivered to the Pypo Shareholders within thirty (30) days following the filing by MK Cayman of its Form 20-F with the SEC for FY2010, which contains audited financial statements for such applicable year that are prepared in accordance with U.S. GAAP and that indicates that the Targeted Net Income Threshold for FY2010 has been achieved.

(ii) Targeted Net Income Threshold for FY2010 Not Achieved in FY2010. If MK Cayman’s Adjusted Net Income for FY2010 does not equal or exceed the Targeted Net Income Threshold for FY2010, as certified in writing by the Chief Executive Officer and Chief Financial Officer of MK Cayman, then MK Cayman will not issue any Earn-Out Shares applicable to FY2010 until the determination of the Net Income for FY2011 as hereinafter provided.

(iii) Targeted Net Income Threshold for FY2010 Achieved in FY2011. If the Adjusted Net Income of MK Cayman as derived from its Form 20-F for FY2011 equals or exceeds the Targeted Net Income Threshold for FY2010, as certified in writing by the Chief Executive Officer and Chief Financial Officer of MK Cayman, then MK Cayman shall issue and deliver to each Pypo Shareholder the number of FY2010 Earn-Out Shares set forth opposite such Pypo Shareholder’s name in the applicable column of Schedule C. The applicable portion of the Earn-Out Shares shall be issued and delivered to the Pypo Shareholders within thirty (30) days following the filing by MK Cayman of its Form 20-F with the SEC for FY2011, which contains audited financial statements for such applicable year that are prepared in accordance with U.S. GAAP and that indicates that the Targeted Net Income Threshold for FY2010 has been achieved in FY2011.

(iv) Targeted Net Income Threshold for FY2010 Not Achieved in FY2011. If MK Cayman does not achieve the Targeted Net Income Threshold for FY2010 in FY2010 or FY2011, as certified in writing by the Chief Executive Officer and Chief Financial Officer of MK Cayman, then MK Cayman shall have no obligation to issue and the Pypo Shareholders shall have no right to receive any Earn-Out Shares applicable to FY2010.

(v) Targeted Net Income Threshold for FY2011 Achieved in FY2011. If the Adjusted Net Income of MK Cayman as derived from its Form 20-F for FY2011 equals or exceeds the Targeted Net Income Threshold for FY2011, as certified in writing by the Chief Executive Officer and Chief Financial Officer of MK Cayman, then MK Cayman shall issue and deliver to each Pypo Shareholder the number of FY2011 Earn-Out Shares set forth opposite such Pypo Shareholder’s name in the applicable column of Schedule C. The applicable portion of the Earn-Out Shares shall be issued and delivered to the Pypo Shareholders within thirty (30) days following the filing by MK Cayman of its Form 20-F with the SEC for FY2011, which contains audited financial statements for such applicable year that are prepared in accordance with U.S. GAAP and that indicates that the Targeted Net Income Threshold for FY2011 has been achieved in FY2011.

(vi) Targeted Net Income Threshold for FY2011 Not Achieved in FY2011. If MK Cayman’s Adjusted Net Income for FY2011 does not equal or exceed the Targeted Net Income Threshold for FY2011, as certified in writing by the Chief Executive Officer and Chief Financial Officer of MK Cayman, then MK Cayman will not issue any Earn-Out Shares applicable to FY2011 until the determination of the Adjusted Net Income for FY2012 as hereinafter provided.

(vii) Targeted Net Income Threshold for FY2011 Achieved in FY2012. If the Adjusted Net Income of MK Cayman as derived from its Form 20-F for FY2012 equals or exceeds the Targeted Net Income Threshold for FY2011, as certified in writing by the Chief Executive Officer and Chief Financial Officer of MK Cayman, then MK Cayman shall issue and deliver to each Pypo Shareholder, the number of FY2011 Earn-Out Shares set forth opposite such Pypo Shareholder’s name in the applicable column of Schedule C. The applicable portion of the FY2011 Earn-Out Shares shall be issued and delivered to the Pypo Shareholders within thirty (30) days following the filing by MK Cayman of its Form 20-F with the SEC for FY2012, which contains audited financial statements for such applicable year that are prepared in accordance with U.S. GAAP and that indicates that the Targeted Net Income Threshold for FY2011 has been achieved in FY2012.

(viii) Targeted Net Income Threshold for FY2011 Not Achieved in FY2012. If MK Cayman does not achieve the Targeted Net Income Threshold for FY2011 in FY2011 or FY2012, as certified in writing by the Chief Executive Officer and Chief Financial Officer of MK Cayman, then MK Cayman shall have no obligation to issue and the Pypo Shareholders shall have no right to receive any Earn-Out Shares applicable to FY2011.

(ix) Change of Control.

a. If a Change of Control of MK Cayman occurs on or prior to the latest date when the Earn-Out Shares may be issuable to Pypo Shareholders pursuant to Section 5.2(b)(i)-(viii), then regardless of whether the Targeted Net Income Thresholds for FY2010 or FY2011 have been met, MK Cayman shall issue and deliver to each Pypo Shareholder the remaining Earn-Out Shares set forth opposite each Pypo Shareholder’s name in the applicable column of Schedule C if the Change of Control is approved by a majority of the independent directors then on the board of directors of MK Cayman.

b. If the Change of Control is not approved by a majority of the independent directors then on the board, then the Earn-Out Shares may nevertheless be issued and delivered to the applicable Pypo Shareholder as specified in clause (a) above as follows:

(i)	If the acquisition consideration delivered to the stockholders of MK Cayman in connection with the Change of Control has a value (as determined in good faith by a majority of the board of directors of MK Cayman) that is equal to at least $8.80 per share (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), but less than $9.30 per share as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), then 10,000,000 of the Earn-Out Shares shall be issued and delivered to the Pypo Shareholders; or

(ii)	If the acquisition consideration delivered to the stockholders of MK Cayman in connection with the Change of Control has a value (as determined in good faith by a majority of the board of directors of MK Cayman) that is equal to at least $9.30 (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), then any Earn-Out Shares that have not been issued and delivered, shall be issued and delivered to the Pypo Shareholders; or

(iii)	If the stockholders of MK Cayman do not receive any acquisition consideration as a result of the Change of Control, but the Price per Share is equal to at least $8.80 (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), but less than $9.30 per share (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), then 10,000,000 of the Earn-Out Shares shall be issued and delivered to the Pypo Shareholders; or

(iv)	If the stockholders of MK Cayman do not receive any acquisition consideration as a result of the Change of Control, but the Price per Share is equal to or exceeds $9.30 (as equitably adjusted for any stock split, combinations, stock dividends, recapitalizations or similar events), then any Earn-Out Shares that have not been issued and delivered, shall be issued and delivered to the Pypo Shareholders.

c. The Earn-Out Shares shall be issued and delivered to the Pypo Shareholders upon the occurrence of such Change of Control.

(x) Earn-Out Share Number. The aggregate number of Earn-Out Shares to be issued and delivered to the Pypo Shareholders if the Adjusted Net Income of MK Cayman achieves or exceeds the applicable Targeted Net Income Threshold is 10,000,000 shares for FY2010 threshold and 13,000,000 shares for FY2011 threshold.

(xi) Filing of Form 20-F. From the Closing until it has filed a Form 20-F (or any successor form) for FY2012 (unless the Earn-Out Shares applicable to FY2011 have been issued and delivered), MK Cayman shall file its Form 20-F within the time-frames specified by the SEC for the filing of such form. Notwithstanding the foregoing, if MK Cayman is no longer required or eligible to file a Form 20-F, then for purposes of determining whether Targeted Net Income Thresholds have been achieved under Sections 5.2(b)(i)–(viii), the Adjusted Net Income of MK Cayman for any particular fiscal year shall be as derived from the audited financial statements of MK Cayman for such fiscal year.

(c) Lock-Up. The MK Cayman Shares (including the Earn-Out Shares, if any) issued and delivered to the Pypo Shareholders shall be subject to Lock-Up Agreements that are substantially in the form of Exhibit B.

ARTICLE VI

The Closing

Section 6.1 Closing. The Closing (the “Closing”) of the Merger, Conversion, Share Exchange and the other transactions contemplated hereby (the “Transactions”), shall take place at the offices of Thelen Reid Brown Raysman & Steiner LLP in Washington, DC commencing at 9:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing), or on such other date and at such other time as the Parties may mutually determine (the “Closing Date”).

Section 6.2 Deliveries of the Parties. At the Closing, (i) the Pypo Parties (directly and/or through their nominees) shall deliver to the Middle Kingdom Parties the various certificates, opinions, instruments, agreements and documents referred to in Section 13.2 below, (ii) the Middle Kingdom Parties shall deliver to the Pypo Parties, as applicable, the various certificates, opinions, instruments, agreements and documents referred to in Section 13.1 below, (iii) each of the Pypo Shareholders shall deliver to the Middle Kingdom Parties (a) a certificate representing the right, title and interest in and to the Pypo Shares set forth opposite such Pypo Shareholder’s name on Schedule B, free and clear of all Liens (except for clause (a) of the definition of Permitted Liens), (b) a copy of resolutions of the board of directors of Pypo Cayman authorizing the transfer of the Pypo Shares and updating the register of members of Pypo Cayman, and (c) a duly certified copy of the updated register of members of Pypo Cayman reflecting the acquisition by MK Cayman of Pypo Shares, and (iv) MK Cayman shall deliver to the Pypo Shareholders (directly or through their designated nominees in the allocation as set forth on Schedule C) a duly certified copy of the register of members of MK Cayman reflecting the issuance of the Initial Equity Payments to the Pypo Shareholders.

Section 6.3 Additional Agreements.

(a) At the Closing, the following agreements (collectively, the “Transaction Documents”) will have been duly executed by each party thereto, delivered or otherwise effectuated:

(i)	the Lock-Up Agreements;

(ii)	the Registration Rights Agreement;

(iii)	the Warrant Agreements; and

(iv)	the Voting Agreement.

At the Closing, the Executive Employment Agreements, duly executed and dated as of the date hereof, shall remain effective and enforceable.

Section 6.4 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may be commercially reasonable, to the extent permitted by law, to fulfill its obligations under this Agreement and to effectuate and consummate the Transactions.

ARTICLE VII

Representations and Warranties of Pypo Parties

Subject to the exceptions set forth in the Disclosure Schedule of the Pypo Parties attached hereto as Schedule D (the “Pypo Disclosure Schedule”), each of the Pypo Parties jointly and severally represents and warrants to the Middle Kingdom Parties as of the date hereof and as of the Closing as follows; provided however, that the representations contained in Sections 7.21 and 7.25 are made only by the Pypo Entities:

Section 7.1 Pypo Shares.

(a) Good Title. The Pypo Shareholders are the registered owners of the Pypo Shares and have good and marketable title to the Pypo Shares, with the right and authority to sell and deliver such Pypo Shares. Such shares constitute all of the registered capital stock of Pypo Cayman. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and upon registering of MK Cayman as the new owner of such Pypo Shares in the share register of Pypo Cayman, MK Cayman will receive good title to such Pypo Shares, free and clear of all Liens (except for clause (a) of the definition of Permitted Liens).

(b) Capital Structure. The registered capital of Pypo Cayman and the total number of shares and type of all authorized, issued and outstanding capital stock of Pypo Cayman and all shares of capital stock of Pypo Cayman reserved for issuance under Pypo Cayman’s various option and incentive plans, are set forth in Section 7.1(b) of the Pypo Disclosure Schedule. Except as set forth in Section 7.1(b) of the Pypo Disclosure Schedule: (i) no shares of capital stock or other voting securities of Pypo Cayman are issued, reserved for issuance or outstanding; (ii) all outstanding shares of the capital stock of Pypo Cayman are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Pypo Constituent Instruments or any Contract to which any of the Pypo Parties is a party or otherwise bound; (iii) there are no bonds, debentures, notes or other indebtedness of Pypo Cayman having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the shares of capital stock of Pypo Cayman may vote (“Voting Pypo Debt”); (iv) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Pypo Cayman is a party or is bound (A) obligating Pypo Cayman to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Pypo Cayman or any Voting Pypo Debt, or (B) obligating Pypo Cayman to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, and (v) as of the date of this Agreement, there are no outstanding contractual obligations of Pypo Cayman to repurchase, redeem or otherwise acquire any shares of Pypo Cayman capital stock.

Section 7.2 Organization and Standing. Each of the Pypo Parties (if an entity) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each of the Pypo Entities is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by it or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Each of the Pypo Entities has all requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted. Pypo Cayman has delivered to Middle Kingdom true and complete copies of the Pypo Constituent Instruments.

Section 7.3 Authority; Execution and Delivery; Enforceability. Each of the Pypo Parties (and their respective nominees), if an entity, has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by the Pypo Parties of this Agreement and the consummation by them of the Transactions have been duly authorized and approved by the boards of directors or other governing body of each of the Pypo Parties (if an entity), such authorization and approval remains in effect and has not been rescinded or qualified in any way, and no other proceedings on the part of any such entities are necessary to authorize this Agreement and the Transactions. Each of this Agreement and the Transaction Documents to which any Pypo Party is a party has been duly executed and delivered by such party and constitutes the valid, binding, and enforceable obligation of each of them, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 7.4 Subsidiaries. Section 7.4 of the Pypo Disclosure Schedule lists, as of the date hereof, all Subsidiaries of Pypo Cayman and indicates as to each the type of entity, its jurisdiction of organization and its stockholders or other equity holders. Except as set forth in Section 7.4 of the Pypo Disclosure Schedule, Pypo Cayman does not directly or indirectly own any other equity or similar interest in or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Except as set forth in Section 7.4 of the Pypo Disclosure Schedule, Pypo Cayman is the direct or indirect owner of all outstanding shares of capital stock of its Subsidiaries, and all such shares are duly authorized, validly issued, fully paid and nonassessable and are owned by Pypo Cayman free and clear of all Liens (except for clause (a) of the definition of Permitted Liens). Except as set forth in Section 7.4 of the Pypo Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiaries of Pypo Cayman or otherwise obligating any Subsidiaries of Pypo Cayman to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

Section 7.5 No Conflicts. Except as set forth in Section 7.5 of the Pypo Disclosure Schedule, the execution and delivery of this Agreement or any of the Transaction Documents contemplated hereby by each of the Pypo Parties and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets and properties of any Pypo Entity under any provision of: (i) any Pypo Constituent Instrument; (ii) any Material Contract (as defined in Section 7.18 herein) to which any Pypo Entity is a party or to or by which it (or any of its assets and properties) is subject or bound; or (iii) conflict with any Material Permit of a Pypo Entity; (b) subject to the filings and other matters referred to in Section 7.6, any material Judgment applicable to any Pypo Entity, or its properties or assets, (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Contract to which any Pypo Entity is a party; or (d) cause any of the assets owned by any Pypo Entity to be reassessed or revalued by any Governmental Authority, except, in the case of clauses (a)(ii), (a)(iii), (b), (c) and (d) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities.

Section 7.6 Consents and Approvals. Except as set forth in Section 7.6 of the Pypo Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with any Governmental Authority (“Consent”) is required to be obtained or made by or with respect to any Pypo Party, in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except for (a) such Consents as may be required under applicable state securities laws and the securities laws of any foreign country; and (b) such other Consents which, if not obtained or made, would not have a Material Adverse Effect on the Pypo Entities and would not prevent or materially alter or delay any of the Transactions.

Section 7.7 Financial Statements.

(a) Pypo Cayman has furnished Middle Kingdom its audited consolidated financial statements for the fiscal years ended March 31, 2006, 2007 and 2008 (collectively, the “Pypo Financial Statements”). The Pypo Financial Statements, including the notes thereto, have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be otherwise specified in the notes thereto). The Pypo Financial Statements fairly present in all material respects the financial condition and operating results, change in stockholders’ equity and cash flow of the Pypo Entities, as of the dates, and for the periods, indicated therein.

(b) The Pypo Entities do not have any Off-Balance Sheet Arrangements.

Section 7.8 Absence of Certain Changes or Events. Except as disclosed in the Pypo Financial Statements or in Section 7.8 of the Pypo Disclosure Schedule, from March 31, 2008 to the date of this Agreement, there has not been:

(a) any event, situation or effect (whether or not covered by insurance) that has resulted in, or to the Pypo Entities’ Knowledge, is reasonably likely to result in, a Material Adverse Effect on the Pypo Entities;

(b) any damage, destruction or loss to, or any material interruption in the use of, any of the assets of any of the Pypo Entities (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Pypo Entities;

(c) any material change to a Material Contract by which any of the Pypo Entities or any of its respective assets is bound or subject;

(d) any mortgage, pledge, transfer of a security interest in, or Lien, created by any of the Pypo Entities, with respect to any of its material properties or assets, except for Permitted Liens;

(e) any loans or guarantees made by any of the Pypo Entities to or for the benefit of its officers or directors, or any members of their immediate families, or any material loans or guarantees made by the Pypo Entities to or for the benefit of any of its employees or any members of their immediate families, in each case, other than travel advances and other advances made in the ordinary course of its business;

(f) any change of the identity of its auditors or material alteration of any Pypo Entities’ method of accounting or accounting practice;

(g) any declaration, accrual, set aside or payment of dividend or any other distribution of cash or other property in respect of any shares of capital stock of any Pypo Entities or any purchase, redemption or agreements to purchase or redeem by any Pypo Entities of any shares of capital stock or other securities;

(h) any sale, issuance or grant, or authorization of the issuance of equity securities of any Pypo Entities, except pursuant to existing stock option plans of Pypo Entities;

(i) any amendment to any Pypo Constituent Instruments, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Pypo Entities;

(j) any creation of any Subsidiary of any of the Pypo Entities or acquisition by any of the Pypo Entities of any equity interest or other interest in any other Person;

(k) any material Tax election by any Pypo Entities;

(l) any commencement or settlement of any material Actions (as defined below) by any of the Pypo Entities; or

(m) any negotiations, arrangement or commitment by any of the Pypo Entities to take any of the actions described in this Section 7.8.

Section 7.9 No Undisclosed Liabilities. Except as set forth in Section 7.9 of the Pypo Disclosure Schedule, the Pypo Entities have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent, including any obligations to issue capital stock or other securities of Pypo Entities) due after the date hereof in excess of $300,000, other than (a) those set forth or adequately provided for in the Balance Sheet included in the Pypo Financial Statements (the “Pypo Balance Sheet”), (b) those not required to be set forth in the Pypo Balance Sheet under U.S. GAAP, (c) those incurred since the Pypo Balance Sheet date and not reasonably likely to result in a Material Adverse Effect on Pypo Entities, and (d) those incurred in connection with the execution of this Agreement.

Section 7.10 Litigation. As of the date of this Agreement, there is no private or governmental action, suit, inquiry, notice of violation, claim, arbitration, audit, proceeding (including any partial proceeding such as a deposition) or investigation (“Action”) pending or threatened in writing against any of the Pypo Entities, any of their respective executive officers or directors (in their capacities as such) or any of their respective properties before or by any Governmental Authority which (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or would reasonably be expected to result in a Material Adverse Effect on the Pypo Entities. As of the date of this Agreement, there is no Judgment imposed upon any of the Pypo Entities or any of their respective properties, that would prevent, enjoin, alter or materially delay any of the Transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on the Pypo Entities. Neither the Pypo Entities, nor any director or executive officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a material claim or material violation of or material liability under the securities laws of any Governmental Authority or a material claim of breach of fiduciary duty.

Section 7.11 Licenses, Permits, Etc. Each of the Pypo Entities possesses or will possess prior to the Closing all Material Permits. Such Material Permits are described or set forth on Section 7.11 of the Pypo Disclosure Schedule. True, complete and correct copies of the Material Permits issued to the Pypo Entities have previously been delivered to Middle Kingdom. As of the date of this Agreement, all such Material Permits are in full force and effect.

Section 7.12 Title to Properties.

(a) Real Property. Section 7.12(a) of the Pypo Disclosure Schedule contains an accurate and complete list and description of (i) all real properties owned or leased by any Pypo Entities (except for such leased real estate for which the annual rental payment is less than $50,000) (collectively, the “Real Property”), and (ii) any lease under which any such Real Property is possessed and which involve an annual rental payment of $50,000 or more (the “Real Estate Leases”). None of the Pypo Entities is in default under any of the Real Estate Leases, and, as of the date of this Agreement, the Chief Executive Officer and the Chief Financial Officer of the Pypo Entities are not aware of any default by any of the lessors thereunder, except any such default that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities.

(b) Tangible Personal Property. Except as would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities, the Pypo Entities are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all tangible personal property as reflected in the Pypo Financial Statements, and tangible personal property acquired (and not otherwise disposed of in the ordinary course of business with a value not exceeding $100,000) since March 31, 2008 (collectively, the “Tangible Personal Property”). All Tangible Personal Property is free and clear of all Liens other than Permitted Liens, and is in good order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

(c) Accounts Receivable and Inventory. The accounts receivable and inventory of the Pypo Entities (x) reflected in the March 31, 2008 balance sheet included in the Pypo Financial Statements and (y) that will be reflected in the June 30, 2008 balance sheet to be included in the Pypo Interim Financial Statements, has been or will be (as applicable) presented in accordance with U.S. GAAP applied in a manner consistent with the accounting principles applied in the preparation of the Pypo Financial Statements.

Section 7.13 Intellectual Property. Section 7.13 of the Pypo Disclosure Schedule sets forth a description of any patents, trademarks, domain names, copyrights, and any applications therefor which are material to the conduct of the business of the Pypo Entities taken as a whole. The Pypo Entities own, or are validly licensed or otherwise have the right to use, all patents trademarks, domain names and copyrights listed on Section 7.13 of the Pypo Disclosure Schedules and all trade names, service marks, computer software and trade secrets material to the conduct of their business (taken as a whole) as currently conducted (“Intellectual Property Rights”), except for failures to own, license or have rights to such Intellectual Property Rights as would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities. Except as set forth in Section 7.13 of the Pypo Disclosure Schedule and except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Pypo Entities, (i) no claims are pending or, to the Knowledge of Pypo Entities, threatened that any of the Pypo Entities is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right; and (ii) to the Knowledge of Pypo Entities, no Person is infringing the rights of Pypo Entities with respect to any Intellectual Property Right.

Section 7.14 Taxes.

(a) The Pypo Entities have timely filed, or have caused to be timely filed on their behalf, all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) any of the Pypo Entities were (and, as to a Tax Return not filed as of the date hereof, will be) in all respects true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax returns, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities. There are no unpaid Taxes claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes for any period for which Tax Returns have been filed, except to the extent any failure to file or any inaccuracies in any filed Tax returns, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities.

(b) Section 7.14(b) of the Pypo Disclosure Schedule lists all the relevant Governmental Authorities in charge of taxation in which Tax Returns are filed with respect to the Pypo Entities, and indicates those Tax Returns that have been audited or that are currently the subject of an audit since January 1, 2002. None of the Pypo Entities has received any notice that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period. The Pypo Entities have delivered or made available to Middle Kingdom correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by any of the Pypo Entities, for and during fiscal years 2002 through 2007.

(c) The Pypo Financial Statements reflect an adequate reserve for all Taxes payable by Pypo Entities (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. None of the Pypo Entities is either a party to or bound by any Tax indemnity, Tax sharing or similar agreement and the Pypo Entities currently have no material liability and will not have any material liabilities for any Taxes of any other Person under any agreement or by the operation of any Law. No deficiency with respect to any Taxes has been proposed, asserted or assessed against any of the Pypo Entities, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities.

(d) None of the Pypo Entities has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. None of the Pypo Entities has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. No power of attorney currently in force has been granted by any of the Pypo Entities concerning any Taxes or Tax Return.

(e) None of the Pypo Entities (i) is currently engaged in the conduct of a trade or business within the United States; (ii) is a corporation or other entity organized or incorporated in the United States; and (iii) has or has ever owned any United States real property interests as described in Section 897 of the Code.

Section 7.15 Employment Matters.

(a) Benefit Plan. Except as set forth in Section 7.15(a) of the Pypo Disclosure Schedule, none of the Pypo Entities has or maintains any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of any of the Pypo Entities (collectively, “Pypo Benefit Plans”). Except as set forth in Section 7.15(a) of the Pypo Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of any of the Pypo Entities. Except as set forth in Section 7.15(a) of the Pypo Disclosure Schedule, as of the date of this Agreement, there are no severance or termination agreements or arrangements currently in effect between any of the Pypo Entities and any of its current or former employees, officers or directors, nor do any of the Pypo Entities have any general severance plan or policy currently in effect for any of its employees, officers or directors. Since March 31, 2008, there has not been any adoption or amendment in any material respect by any of the Pypo Entities of any Pypo Benefit Plan.

(b) Labor Matters. Except as disclosed in Section 7.15(b) of the Pypo Disclosure Schedule, (a) there are no collective bargaining or other labor union agreements to which any of the Pypo Entities is a Party or by which it is bound; (b) no material labor dispute exists or, to the Knowledge of Pypo Entities, is imminent with respect to any of the employees of any of the Pypo Entities; (c) to the Knowledge of the Pypo Entities, none of the Pypo Entities is the subject of any Actions asserting that any of the Pypo Entities has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (d) there is no strike, work stoppage or other labor dispute involving any of the Pypo Entities pending or, to Pypo Entities’ Knowledge, threatened; (e) no complaint, charge or Actions by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Pypo Entities’ Knowledge, threatened against any of the Pypo Entities; (e) no material grievance is pending or, to the Pypo Entities’ Knowledge, threatened against any of the Pypo Entities; and (f) none of the Pypo Entities is a party to, or otherwise bound by, any consent decree with, or to the Knowledge of the Pypo Entities, citation by, any Governmental Authorities relating to employees or employment practices.

Section 7.16 Transactions With Affiliates and Employees. Except as disclosed in Section 7.16 of the Pypo Disclosure Schedule, none of the executive officers or directors of Pypo Entities and none of the Pypo Shareholders is presently a party, directly or indirectly, to any transaction with any of the Pypo Entities that is required to be disclosed under Rule 404(a) of Regulation S-K (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any executive officer, director or, to the Knowledge of Pypo Entities, any entity in which any executive officer or director has a substantial interest or is an officer, director, trustee or partner.

Section 7.17 Insurance. Section 7.17 of the Pypo Disclosure Schedule lists all true and correct copies of all material contracts of insurance, as amended and supplemented to which any of the Pypo Entities is a party. All such insurance policies are in full force and effect, all premiums due thereon have been paid or provided for and the Pypo Entities have complied with the material provisions of such policies. The Pypo Entities have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Pypo Entities under or in connection with any of their extant insurance policies. Except as set forth in Section 7.17 of the Pypo Disclosure Schedule, the Pypo Entities are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Pypo Entities are engaged and in the geographic areas where any of which engages in such businesses, except as would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities.

Section 7.18 Material Contracts.

(a) Pypo Cayman has made available to Middle Kingdom, prior to the date of this Agreement, true, correct and complete copies of each of the following written Contracts, as amended and supplemented to which any of the Pypo Entities is a party: (i) agreements that would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K; (ii) distribution agreements pursuant to which any of the Pypo Entities has received or has paid amounts in excess of an aggregate of $3,600,000 during the fiscal year ended March 31, 2008; (iii) loan agreements or indentures relating to any indebtedness in excess of $1,000,000 during the fiscal year ended March 31, 2008 or (iv) agreements, other than distribution agreements, requiring expenditures by any single Pypo Entity in excess of $1,000,000 during the fiscal year ended March 31, 2008 (each, a “Material Contract”). A list of each such Material Contract is set forth on Section 7.18 of the Pypo Disclosure Schedule. Except as set forth on Section 7.18 of the Pypo Disclosure Schedule, as of the date of this Agreement, none of the Pypo Entities is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Pypo Entities; and, to the Knowledge of the Pypo Entities, except as set forth on Section 7.18 of the Pypo Disclosure Schedule, as of the date of this Agreement, no other Person has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities.

(b) Except as set forth on Section 7.18 of the Pypo Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities, each Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) none of the Pypo Entities is in breach or default of any Material Contract to which it is a party in any material respect; (ii) no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Contract; (B) permit Pypo Entities or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract; or (iii) none of the Pypo Entities has received notice of the pending or threatened cancellation, revocation or termination of any Material Contract to which it is a party. Except as set forth on Section 7.18 of the Pypo Disclosure Schedule, since March 31, 2008, none of the Pypo Entities has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities.

Section 7.19 Compliance with Applicable Laws. The Pypo Entities are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment to which they are subject, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities. Except as set forth in Section 7.19 of the Pypo Disclosure Schedule, none of the Pypo Entities has received any written communication during the past two years from a Governmental Authority alleging that any of the Pypo Entities is not in compliance in any material respect with any applicable Law. This Section 7.19 does not relate to matters with respect to Taxes, which are the subject of Section 7.14.

Section 7.20 Foreign Corrupt Practices. Neither the Pypo Entities, nor Pypo Shareholders, nor to the Knowledge of the Pypo Entities, any of their respective Representatives, has, in the course of its actions for, or on behalf of, the Pypo Entities, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Authority or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of Pypo Entities to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Pypo Entities.

Section 7.21 Money Laundering Laws. To the Knowledge of the Pypo Entities, none of the Pypo Entities has violated any money laundering statute or any rules and regulations relating to money laundering statutes (collectively, the “Money Laundering Laws”) and no proceeding involving any Pypo Entities with respect to the Money Laundering Laws is pending or, to the Knowledge of the officers of the Pypo Entities, is threatened.

Section 7.22 Brokers; Schedule of Fees and Expenses. Except as set forth in Section 7.22 of the Pypo Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Pypo Entities.

Section 7.23 OFAC. None of the Pypo Entities, any director or officer of the Pypo Entities, or, to the Knowledge of the Pypo Entities, any agent, employee, affiliate or Person acting on behalf of the Pypo Entities is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Pypo Entities have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

Section 7.24 Additional PRC Representations and Warranties. Except as set forth in Section 7.24 of the Pypo Disclosure Schedule,

(a) All material consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of Pypo PRC have been duly obtained from the relevant PRC Governmental Authority and are in full force and effect.

(b) All filings and registrations with the PRC Governmental Authorities required in respect of Pypo PRC and its operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs offices and other PRC Governmental Authorities that administer foreign investment enterprises have been duly completed in accordance with the relevant PRC rules and regulations, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Pypo PRC has complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC Governmental Authority. There are no outstanding rights to acquire, or commitments made by Pypo PRC to sell, any of its equity interests.

(d) Pypo PRC is not in receipt of any letter or notice from any relevant PRC Governmental Authority notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Authority for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by Pypo PRC.

(e) Pypo PRC has conducted its business activities within its permitted scope of business or has otherwise operated its business in compliance, in all material respects, with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Authorities. As to licenses, approvals and government grants and concessions required or material for the conduct of any part of any of the Pypo PRC’s business which is subject to periodic renewal, Pypo PRC does not have any Knowledge, as of the date of this Agreement, of any grounds on which renewals of any such licenses, approvals, grants or concessions will not be granted by the relevant PRC Governmental Authorities.

(f) With regard to employment and staff or labor, Pypo PRC has complied, in all material respects, with all applicable PRC laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

Section 7.25 Environmental Matters. To the Knowledge of the Pypo Entities, each of the Pypo Entities is in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law and no proceeding involving any Pypo Entities with respect to any Environmental Law is pending or, to the Knowledge of the officers of the Pypo Entities, is threatened.

ARTICLE VIII

Representations and Warranties of Middle Kingdom

Except as set forth in the Disclosure Schedule of Middle Kingdom attached hereto as Schedule E (the “Middle Kingdom Disclosure Schedule”), each of the Middle Kingdom Parties, jointly and severally, represents and warrants to the Pypo Parties as follows:

Section 8.1 Capital Structure.

(a) Section 8.1(a) of the Middle Kingdom Disclosure Schedule sets forth, as of the date hereof, the share capitalization of Middle Kingdom and all the outstanding options, warrants or rights to acquire any share capital of Middle Kingdom. Other than those set forth on Section 8.1(a) of the Middle Kingdom Disclosure Schedule: (i) there are no options, warrants or other rights outstanding which give any Person the right to acquire any share capital of Middle Kingdom or to subscribe to any increase of any share capital of Middle Kingdom; and (ii) there are no disputes, arbitrations or litigation proceedings involving Middle Kingdom with respect to the share capital of Middle Kingdom.

(b) Except as set forth in Section 8.1(b) of the Middle Kingdom Disclosure Schedule: (i) no shares of capital stock or other voting securities of Middle Kingdom were issued, reserved for issuance or outstanding and there have not been any issuances of capital securities or options, warrants or rights to acquire the capital securities of Middle Kingdom; (ii) all outstanding shares of the capital stock of Middle Kingdom are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Middle Kingdom Constituent Instruments (as defined below) or any Contract to which Middle Kingdom is a party or otherwise bound; and (iii) there are no outstanding contractual obligations of Middle Kingdom to repurchase, redeem or otherwise acquire any shares of capital stock of Middle Kingdom.

(c) Except as set forth in Section 8.1(c) of the Middle Kingdom Disclosure Schedule, as of the date of this Agreement: (i) there are no bonds, debentures, notes or other indebtedness of Middle Kingdom having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock and Class B Common Stock may vote (“Voting Middle Kingdom Debt”); and (ii) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Middle Kingdom is a Party or by which it is bound (A) obligating Middle Kingdom to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Middle Kingdom or any Voting Middle Kingdom Debt, or (B) obligating Middle Kingdom to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.

(d) Except as set forth in Section 8.1(d) of the Middle Kingdom Disclosure Schedule, Middle Kingdom is not a party to any agreement granting any security holder of Middle Kingdom the right to cause Middle Kingdom to register shares of the capital stock or other securities of Middle Kingdom held by such security holder under the Securities Act. The stockholder list provided to Pypo Cayman is a current shareholder list generated by Middle Kingdom’s stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of Middle Kingdom’s capital stock.

Section 8.2 Organization and Standing. Middle Kingdom is duly organized, validly existing and in good standing under the laws of the State of Delaware. Middle Kingdom is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by Middle Kingdom or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom. Middle Kingdom has the requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted and, subject to necessary approvals of the relevant Government Authorities, as presently contemplated to be conducted. Middle Kingdom has delivered to Pypo Cayman true and complete copies of the certificate of incorporation of Middle Kingdom, as amended to the date of this Agreement and the bylaws of Middle Kingdom, as amended to the date of this Agreement (the “Middle Kingdom Constituent Instruments”).

Section 8.3 Authority; Execution and Delivery; Enforceability. Middle Kingdom has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a Party and to consummate the Transactions. The execution and delivery by Middle Kingdom of this Agreement and the consummation by Middle Kingdom of the Transactions have been duly authorized and approved by the Middle Kingdom Board and no other corporate proceedings on the part of Middle Kingdom are necessary to authorize this Agreement and the Transactions. All action, corporate and otherwise, necessary to be taken by Middle Kingdom to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by Middle Kingdom in connection with the Transactions have been duly and validly taken. Each of this Agreement and the Transaction Documents to which Middle Kingdom is a Party has been duly executed and delivered by Middle Kingdom and constitutes the valid, binding, and enforceable obligation of Middle Kingdom, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 8.4 No Subsidiaries or Equity Interests. Middle Kingdom does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person other than its ownership interest in MK Arizona prior to the Merger Effective Time.

Section 8.5 No Conflicts. Except as set forth in Section 8.5 of the Middle Kingdom Disclosure Schedule, the execution and delivery of this Agreement or any of the Transaction Documents by Middle Kingdom and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets and properties of Middle Kingdom, under, any provision of: (i) any Middle Kingdom Constituent Instrument; (ii) any Middle Kingdom Material Contract (as defined in Section 8.23 hereof) to which Middle Kingdom is a party or to or by which it (or any of its assets and properties) is subject or bound; or (iii) any Material Permit; (b) subject to the filings and other matters referred to in Section 8.6, conflict with any material Judgment or Law applicable to Middle Kingdom, or its properties or assets; (c) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to Middle Kingdom; (d) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Contract to which Middle Kingdom is a party; or (e) cause any of the assets owned by Middle Kingdom to be reassessed or revalued by any Governmental Authority, except, in the case of clauses (a)(ii), (a)(iii), (b), (c), (d) and (e) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom.

Section 8.6 Consents and Approvals. Except as set forth in Section 8.6 of the Middle Kingdom Disclosure Schedule, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Authority is required to be obtained or made by or with respect to Middle Kingdom in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing of the Certificate of Merger with the Secretary of State of Delaware and the filing of Articles of Merger with the Arizona Corporation Commission as provided in Section 1.2; (ii) the filings in connection with the Conversion as provided in Section 2.2; (iii) the filing with, and clearance by the SEC of a Registration Statement on Form S-4 containing a preliminary proxy statement /prospectus (the “Proxy Statement/Prospectus”) pursuant to which Middle Kingdom’s stockholders must vote at a special meeting of stockholders to approve, among other thing, this Agreement and the Transactions; (iv) the filing of a Form 8-K with the SEC within four (4) business days after the execution of this Agreement and of the Closing Date; (v) any filings as required under applicable securities laws of the United States and the securities laws of any foreign country; (vi) any filing required with the OTCBB; and (vii) the procurement of such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Middle Kingdom and would not prevent, or materially alter or delay consummation of any of the Transactions.

Section 8.7 SEC Documents. Middle Kingdom has filed all reports, schedules, forms, statements and other documents required to be filed by Middle Kingdom with the SEC since December 13, 2006, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “Middle Kingdom SEC Documents”). As of its respective filing date, each Middle Kingdom SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Middle Kingdom SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Middle Kingdom SEC Document has been revised or superseded by a later filed Middle Kingdom SEC Document, none of the Middle Kingdom SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Middle Kingdom included in the Middle Kingdom SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Middle Kingdom as of the dates thereof and the consolidated results of their operations and cash flows as at the respective dates of and for the periods referred to in such financial statements (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the omission of notes to the extent permitted by Regulation S-X of the SEC).

Section 8.8 Internal Accounting Controls. Middle Kingdom maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Middle Kingdom’s officers have established disclosure controls and procedures for Middle Kingdom and designed such disclosure controls and procedures to ensure that material information relating to Middle Kingdom is made known to the officers by others within those entities. Middle Kingdom’s officers have evaluated the effectiveness of Middle Kingdom’s controls and procedures and there is no material weakness, significant deficiency or control deficiency, in each case as such term is defined in Public Company Accounting Oversight Board Auditing Std. No. 2. Since March 31, 2008, there have been no significant changes in Middle Kingdom’s internal controls or, to Middle Kingdom’s knowledge, in other factors that could significantly affect Middle Kingdom’s internal controls.

Section 8.9 Solvency. Based on the financial condition of Middle Kingdom as of the Closing Date (and assuming that the Closing shall have occurred and the monies in the Trust Fund are released to Middle Kingdom), (i) Middle Kingdom’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Middle Kingdom’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) Middle Kingdom’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs taking into account the particular capital requirements of the business conducted by Middle Kingdom and projected capital requirements and capital availability thereof, and (iii) the current cash flow of Middle Kingdom, together with the proceeds Middle Kingdom would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Middle Kingdom does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

Section 8.10 Absence of Certain Changes or Events. Except as disclosed in Section 8.10 of the Middle Kingdom Disclosure Schedule, from the date of the most recent audited financial statements and interim financial statements included in the filed Middle Kingdom SEC documents to the date of this Agreement, there has not been:

(a) any event, situation or effect (whether or not covered by insurance) that has resulted in, or to Middle Kingdom’s Knowledge, is reasonably likely to result in, a Material Adverse Effect on Middle Kingdom;

(b) any damage, destruction or loss to, or any material interruption in the use of, any of the assets of Middle Kingdom (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on Middle Kingdom;

(c) any material change to a material Contract by which Middle Kingdom or any of its assets is bound or subject;

(d) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(e) any resignation or termination of employment of the Chief Executive Officer, Chief Financial Officer, President or the Secretary of Middle Kingdom;

(f) any mortgage, pledge, transfer of a security interest in, or Lien, created by Middle Kingdom, with respect to any of its material properties or assets, except for Permitted Liens;

(g) any loans or guarantees made by Middle Kingdom to or for the benefit of its officers or directors, or any members of their immediate families, or any material loans or guarantees made by Middle Kingdom to or for the benefit of any of its employees or any members of their immediate families, in each case, other than travel advances and other advances made in the ordinary course of its business;

(h) any declaration, setting aside or payment or other distribution in respect of any of Middle Kingdom’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Middle Kingdom;

(i) any alteration of Middle Kingdom’s method of accounting or the identity of its auditors;

(j) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Middle Kingdom shares option plans; or

(k) any negotiations, arrangement or commitment by Middle Kingdom to take any of the actions described in this Section 8.10.

Section 8.11 Undisclosed Liabilities. Except as set forth in Section 8.11 of the Middle Kingdom Disclosure Schedule, Middle Kingdom has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) due after the date hereof other than those not required to be set forth on a balance sheet of Middle Kingdom or in the notes thereto under U.S. GAAP. Section 8.11 of the Middle Kingdom Disclosure Schedule sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of Middle Kingdom) due after the date hereof.

Section 8.12 Litigation. As of the date hereof, there is no Action which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on Middle Kingdom. Neither Middle Kingdom, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 8.13 Compliance with Applicable Laws. Except as set forth in Section 8.13 of the Middle Kingdom Disclosure Schedule, Middle Kingdom is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom. Except as set forth in Section 8.13 of the Middle Kingdom Disclosure Schedule, Middle Kingdom has not received any written communication during the past two (2) years from a Governmental Authority alleging that Middle Kingdom is not in compliance in any material respect with any applicable Law.

Section 8.14 Sarbanes-Oxley Act of 2002. Middle Kingdom is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it as of the date hereof and as of the Closing. There has been no change in Middle Kingdom’s accounting policies since inception except as described in the notes to the Middle Kingdom Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since inception, was accompanied by the certifications required to be filed or submitted by Middle Kingdom’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Neither Middle Kingdom, nor to the Knowledge of Middle Kingdom, any Representative of Middle Kingdom, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Middle Kingdom or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Middle Kingdom has engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Middle Kingdom’s accounting or auditing practices, procedures methodologies or methods of Middle Kingdom or its internal accounting controls, and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of Middle Kingdom’s financial statements and periodic reports. To the Knowledge of Middle Kingdom, no attorney representing Middle Kingdom, whether or not employed by Middle Kingdom, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Middle Kingdom or any of its officers, directors, employees or agents to the Middle Kingdom Board or any committee thereof or to any director or officer of Middle Kingdom. To the Knowledge of Middle Kingdom, no employee of Middle Kingdom has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

Section 8.15 Certain Registration Matters. Except as specified in Section 8.15 of the Middle Kingdom Disclosure Schedule, and except for registration rights granted in connection with the Middle Kingdom Public Offering, Middle Kingdom has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of Middle Kingdom registered with the SEC or any other Governmental Authority that have not been satisfied.

Section 8.16 Broker’s and Finders’ Fees. Except as specified in Section 8.16 of the Middle Kingdom Disclosure Schedule, Middle Kingdom has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any Transaction.

Section 8.17 Minute Books. The minute books of Middle Kingdom made available to Pypo Cayman contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Middle Kingdom since inception and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

Section 8.18 Vote Required. The approval of the board of directors of Middle Kingdom, MK Arizona and MK Cayman and the affirmative vote of the stockholders of Middle Kingdom and MK Arizona in accordance with Section 13.1 hereof and for the approval of the amendment to the Middle Kingdom Constituent Instruments to extend the deadline for completing the merger transaction from December 13, 2008 to February 28, 2009 are the only approvals or votes necessary to approve this Agreement and the Transactions; provided, however, that Middle Kingdom will not consummate the Transactions if 20% or more of the Middle Kingdom shareholders entitled to vote in connection herewith, vote against the Merger, the Conversion, the Share Exchange and exercise their Conversion Rights described in the Middle Kingdom Prospectus.

Section 8.19 Board Approval. The Middle Kingdom Board (including any required committee or subgroup of the Middle Kingdom Board) has, as of the date of this Agreement, (i) adopted resolutions approving the Merger and setting forth the terms and conditions thereof, and declared the advisability of and approved this Agreement and the Transactions, (ii) determined that the Transactions are in the best interests of the stockholders of Middle Kingdom, and (iii) determined that the fair market value of Pypo Cayman is equal to at least 80% of Middle Kingdom’s net assets.

Section 8.20 Over-the-Counter Bulletin Board Quotation. The Common Stock, Class B Common Stock, Class A Warrants and Class B Warrants are quoted on the OTCBB. There is no Action pending or, to the Knowledge of Middle Kingdom, threatened against Middle Kingdom by FINRA with respect to any intention by such entities to prohibit or terminate the quotation of such securities on the OTCBB. The Common Stock, Class B Common Stock, Class A Warrants and Class B Warrants are registered pursuant to Section 12(g) of the Exchange Act and Middle Kingdom has taken no action designed to, or which is likely to have the effect of, terminating the registration of such securities under the Exchange Act nor has Middle Kingdom received any notification that the SEC is contemplating terminating such registration.

Section 8.21 Trust Fund. Section 8.21 of the Middle Kingdom Disclosure Schedule sets forth as of June 30, 2008 the dollar amount (including an accrual for the earned but uncollected interest thereon) held in the trust account established in connection with Middle Kingdom’s Public Offering for the benefit of its Class B Common

Stock shareholders (the “Trust Fund”) for use by Middle Kingdom in connection with a business combination as set forth in the Middle Kingdom Constituent Instruments. Section 8.21 of the Middle Kingdom Disclosure Schedule sets forth as of June 30, 2008 the dollar amount of the Trust Fund that represents deferred underwriting commissions which will be paid to the underwriters of Middle Kingdom’s IPO at the Closing.

Section 8.22 Transactions With Affiliates and Employees. Except as set forth in Section 8.22 of the Middle Kingdom Disclosure Schedule, none of the officers or directors of Middle Kingdom and, to the Knowledge of Middle Kingdom, none of the employees of Middle Kingdom is presently a party to any transaction with Middle Kingdom that is required to be disclosed under Rule 404(a) of Regulation S-K (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Middle Kingdom, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 8.23 Material Contracts.

(a) Middle Kingdom has made available to Pypo Cayman, prior to the date of this Agreement, true, correct and complete copies of each material contract which would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K or pursuant to which Middle Kingdom receives or pays amounts in excess of $100,000 (each a “Middle Kingdom Material Contract”). A list of each such Middle Kingdom Material Contract is set forth on Section 8.23 of the Middle Kingdom Disclosure Schedule. As of the date of this Agreement, Middle Kingdom is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Middle Kingdom Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Middle Kingdom; and, to the Knowledge of Middle Kingdom, as of the date of this Agreement, no other Person has violated or breached, or committed any default under, any Middle Kingdom Material Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom, each Middle Kingdom Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) Middle Kingdom is not in breach or default of any Middle Kingdom Material Contract in any material respect; (ii) no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Middle Kingdom Material Contract; (B) permit Middle Kingdom or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Middle Kingdom Material Contract; or (iii) Middle Kingdom has not received notice of the pending or threatened cancellation, revocation or termination of any Middle Kingdom Material Contract to which it is a party. Since March 31, 2008, Middle Kingdom has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Middle Kingdom Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom.

Section 8.24 Taxes.

(a) Middle Kingdom has timely filed, or has caused to be timely filed on its behalf, all Tax Returns that are or were required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom. There are no unpaid Taxes claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes for any period for which Tax Returns have been filed, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom, and the officers of Middle Kingdom know of no basis for any such claim.

(b) Middle Kingdom has not received any notice that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period. Middle Kingdom has delivered to Pypo Cayman correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by Middle Kingdom for and during fiscal years 2006 and 2007 (since inception).

(c) The Middle Kingdom financial statements reflect an adequate reserve for all Taxes payable by Middle Kingdom (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. Middle Kingdom is neither a party to nor is it bound by any tax indemnity, tax sharing or similar agreement and Middle Kingdom currently has no material liability and will not have any material liabilities for any Taxes of any other Person under any agreement or by the operation of any Law. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Middle Kingdom, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom.

Section 8.25 Foreign Corrupt Practices. Neither Middle Kingdom, nor to Middle Kingdom’s Knowledge, any Representative of Middle Kingdom has, in the course of its actions for, or on behalf of, Middle Kingdom (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the FCPA; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Middle Kingdom.

Section 8.26 Money Laundering Laws. The operations of Middle Kingdom are and have been conducted at all times in compliance with Money Laundering Laws and no proceeding involving Middle Kingdom with respect to the Money Laundering Laws is pending or, to the Knowledge of the officers of Middle Kingdom, is threatened.

ARTICLE IX

Conduct Prior To The Closing

Section 9.1 Covenants of Pypo Parties. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Pypo Parties agree that each of the Pypo Entities shall use commercially reasonable efforts, or cause such entities to use commercially reasonable efforts, to (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other Parties), (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, and (ii) use its commercially reasonable efforts consistent with past practice to keep available the services of its present officers, directors and employees and use its commercially reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that there shall not be a Material Adverse Effect in its ongoing businesses as of the Closing Date. The Pypo Parties agree to promptly notify Middle Kingdom of any material event or occurrence not in the ordinary course of its business that would have or reasonably be expected to have a Material Adverse Effect on the Pypo Entities. Without limiting the generality of the forgoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as listed on Section 9.1 of the Pypo Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, none of the Pypo Parties shall do, allow, cause or permit any of the following actions to occur with respect to any of the Pypo Entities without the prior written consent of Middle Kingdom, which shall not be unreasonably delayed or withheld:

(a) Charter Documents. Cause or permit any amendments to any of the Pypo Constituent Instruments or any other equivalent organizational documents, except as contemplated by this Agreement;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(c) Material Contracts. Enter into any new Material Contract, or violate, amend or otherwise modify or waive any of the terms of any existing Material Contract, other than (i) in the ordinary course of business consistent with past practice or (ii) upon prior consultation with, and prior written consent (which shall not be unreasonably delayed or withheld) of Middle Kingdom;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(e) Intellectual Property. Transfer or license to any Person or entity any Intellectual Property Rights other than the license of non-exclusive rights to Intellectual Property Rights in the ordinary course of business consistent with past practice;

(f) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

(g) Indebtedness. Except in its ordinary course of business, issue or sell any debt securities or guarantee any debt securities of others in excess of $200,000 in the aggregate;

(h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $200,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Pypo Financial Statements, as applicable;

(i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $300,000 individually or in the aggregate;

(j) Acquisitions. Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire any equity securities of any corporation, partnership, association or business organization;

(k) Employment. Except as required to comply with Legal Requirements or agreements or pursuant to plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, executive officer or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, executive officer, (iii) materially amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, or (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder;

(l) Facility. Open or close any facility or office except in the ordinary course of business;

(m) Litigation. Initiate, compromise or settle any material litigation or arbitration proceedings; and

(n) Other. Agree in writing or otherwise to take any of the actions described in Sections 9.1(a) through (m) above.

Section 9.2 Covenants of Middle Kingdom. From the date hereof until the earlier of the termination of this Agreement or the Closing Date, Middle Kingdom agrees that Middle Kingdom shall use commercially reasonable efforts, or cause MK Arizona to use commercially reasonable efforts, (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other Parties), to (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject to good faith disputes over such debts or taxes), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations and (ii) use its commercially reasonable efforts consistent with past practice to keep available the services of its present officers, directors and employees and use its commercially reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that there shall not be a Material Adverse Effect in its ongoing businesses as of the Closing Date. Middle Kingdom agrees to promptly notify the Pypo Parties of any material event or occurrence not in the ordinary course of its business and of any event that would have a Material Adverse Effect on any of the Middle Kingdom Parties. Without limiting the generality of the forgoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as listed on Section 9.2 of the Middle Kingdom Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, the Middle Kingdom Parties shall not do, allow, cause or permit any of the following actions to occur without the prior written consent of the Pypo Parties, which consent shall not be unreasonably delayed or withheld:

(a) Charter Documents. None of the Middle Kingdom Parties shall adopt or propose any change in any of their constituent instruments except for such amendments required by any Legal Requirement or the rules and regulations of the SEC or OTCBB or as are contemplated by this Agreement (or such other applicable national securities exchange). Notwithstanding the above, Middle Kingdom shall have the right to amend the Middle Kingdom Constituent Instruments to extend the deadline for completing the merger transaction from December 13, 2008 to February 28, 2009.

(b) Accounting Policies and Procedures. Middle Kingdom shall not change any method of accounting or accounting principles or practices by Middle Kingdom, except for any such change required by any Legal Requirement or by a change in any Legal Requirement or U.S. GAAP;

(c) SEC Reports. Middle Kingdom shall not fail to timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished (except those filings by affiliates of Middle Kingdom required under Section 13(d) or 16(a) of the Exchange Act which do not have a Material Adverse Effect on Middle Kingdom);

(d) Dividends; Changes in Capital Stock. Middle Kingdom shall not declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(e) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets;

(f) Material Contracts. Enter into any new Middle Kingdom Material Contract, or violate, amend or otherwise modify or waive any of the terms of any existing Middle Kingdom Material Contract, other than (i) contracts involving the payment or receipt by Middle Kingdom of no more than $100,000, individually, or in the aggregate, that, in Middle Kingdom’s reasonable judgment, are necessary for the completion of the Transactions; or (ii) upon prior consultation with, and prior written consent (which shall not be unreasonably delayed or withheld) of the Pypo Parties;

(g) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(h) Indebtedness. Issue or sell any debt securities or guarantee any debt securities of others;

(i) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Middle Kingdom financial statements, as applicable;

(j) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements;

(k) Acquisitions. Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire any equity securities of any corporation, partnership, association or business organization;

(l) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(m) Litigation. Initiate, compromise or settle any material litigation or arbitration proceedings; and

(n) Other. Agree in writing or otherwise to take any of the actions described in Sections 9.2(a) through (m) above.

ARTICLE X

Covenants of the Pypo Parties

Section 10.1 Access to Information. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which any Pypo Party is subject, between the date of this Agreement and the Closing Date, subject to Middle Kingdom’s undertaking to use its commercially reasonable efforts to keep confidential and protect the Trade Secrets of Pypo Parties against any disclosure, the Pypo Parties will permit Middle Kingdom and its Representatives reasonable access at dates and times agreed upon by the applicable Pypo Party and Middle Kingdom, to all of the books and records of the Pypo Entities which the Pypo Entities determine are necessary for the preparation and amendment of the Proxy Statement/Prospectus and such other filings or submissions in accordance with SEC rules and regulations as are necessary to consummate the Transactions and as are necessary to respond to requests of the SEC’s staff, Middle Kingdom’s accountants and relevant Governmental Authorities. Notwithstanding anything to the contrary contained herein, the failure to use commercially reasonable efforts to protect against any disclosure of any Trade Secrets of Pypo Parties by any Middle Kingdom Party or their Representatives in violation of this Section, shall constitute a breach of a covenant in a material respect pursuant to Section 15.1(c) hereof; provided, however, that the Middle Kingdom Parties may make a disclosure otherwise prohibited by this Section 10.1 if required by applicable law or regulation or regulatory, administrative or legal process (including, without limitation, by oral questions, interrogatories, requests for information, subpoena of documents, civil investigative demand or similar process) or the rules and regulations of the SEC or any stock exchange having jurisdiction over Middle Kingdom Parties. In the event that any Middle Kingdom Party or any of its Representatives is requested or required to disclose any Trade Secrets of Pypo Parties as provided in the proviso in the immediately preceding sentence, such Middle Kingdom Party shall provide the Pypo Entities with prompt written notice of any such request or requirement so that the Pypo Entities may seek a protective order or other appropriate remedy.

Section 10.2 Interim Financial Information. The Pypo Entities shall use their commercially reasonable efforts to deliver no later than September 30, 2008 to Middle Kingdom the unaudited consolidated balance sheets as of June 30, 2008 and the related consolidated statements of income and statements of cash flows of Pypo Cayman for the period then ended (“Pypo Interim Financial Statements”); provided, that delivery of the Pypo Interim Financial Statements after September 30, 2008 shall not be considered a breach of this Agreement so long as the Pypo Entities used their commercially reasonably efforts. The Pypo Interim Financial Statements, including the notes thereto, will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be otherwise specified in the notes thereto). The Pypo Interim Financial Statements will fairly present in all material respects the financial condition and operating results, change in stockholders’ equity and cash flow of the Pypo Entities, as of the dates, and for the periods, indicated therein, subject to the normal, recurring year-end adjustments.

Section 10.3 Insurance. Through the Closing Date, the Pypo Entities and each Pypo Shareholder shall cause the Pypo Entities to maintain insurance policies providing insurance coverage for the businesses in which the Pypo Entities are engaged and the assets and properties of the Pypo Entities of the kinds, in the amounts and against the risks as are commercially reasonable for such businesses and risks covered and for the geographic areas where any of the Pypo Entities engages in such businesses.

Section 10.4 Exclusivity; No Other Negotiations.

(a) None of the Pypo Entities or the Pypo Shareholders shall take (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Pypo Entities and/or any of the Pypo Shareholders to take) directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person other than Middle Kingdom: (i) relating to the acquisition of any capital stock or other voting securities of Pypo Entities or any assets of Pypo Entities other than sales of assets in the ordinary course of business (including any acquisition structured as a merger, consolidation, share exchange or other business combination) (an “Acquisition Proposal”); (ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Acquisition Proposal with any of the Pypo Entities and/or any Pypo Shareholders; (iii) to participate in discussions or negotiations with or to furnish or cause to be furnished any information with respect to Pypo Entities or afford access to the assets and properties or books and records of Pypo Entities to any Person (other than as contemplated by Section 10.1) who any of the Pypo Entities (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Acquisition Proposal relating to Pypo Entities; (iv) to participate in any discussions or negotiations regarding, furnish any material non-public information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, or (v) to take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.

(b) The Pypo Parties will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 10.4(a) above, if applicable. The Pypo Entities and/or Pypo Shareholders will promptly (i) notify Middle Kingdom if any of the Pypo Entities and/or any Pypo Shareholders receives any proposal or inquiry or request for information in connection with an Acquisition Proposal, and (ii) notify Middle Kingdom of the significant terms and conditions of any such Acquisition Proposal including the identity of the Party making an Acquisition Proposal.

(c) Notwithstanding the other provisions of this Section 10.4, from and after November 13, 2008, the Pypo Parties may engage in the activities described in Section 10.4(a) with respect to an Acquisition Proposal; provided, that any definitive agreement entered into by a Pypo Party relating to an Acquisition Proposal must provide that the closing of any Acquisition Proposal be conditioned on the prior termination of this Agreement in accordance with its terms and include a provision which provides that such agreement will automatically terminate upon the Closing of the Transactions. The Pypo Parties will promptly notify Middle Kingdom of the entry into any such definitive agreement and will promptly provide to Middle Kingdom a true copy of such agreement.

Section 10.5 Fulfillment of Conditions. The Pypo Parties shall use their commercially reasonable efforts to fulfill the conditions specified in Article XIII to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the Transactions contemplated hereby, (b) engaging in a road show, at mutually agreed to times and places, to seek the approval of the Transactions, and (c) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their commercially reasonable efforts to conduct their business in such manner that on the Closing Date the representations and warranties of the each of the Pypo Entities contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

Section 10.6 Disclosure of Certain Matters. From the date hereof through the Closing Date, each of the Pypo Entities shall give Middle Kingdom prompt written notice of any event or development that occurs that (a) is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on the Pypo Entities, or (b) would require any amendment or supplement to the Proxy Statement/Prospectus.

Section 10.7 Regulatory and Other Authorizations; Notices and Consents.

(a) The Pypo Entities shall use their commercially reasonable efforts to obtain all material Consents that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate with Middle Kingdom in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) Each Pypo Entity shall give promptly such notices to third parties and use its or their commercially reasonable efforts to obtain such third party consents and estoppel certificates as are required to consummate the Transactions.

(c) Middle Kingdom shall cooperate and use commercially reasonable efforts to assist the Pypo Entities in giving such notices and obtaining such consents and estoppel certificates as are required to consummate the Transactions; provided, however, that Middle Kingdom shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Middle Kingdom in its sole discretion may deem adverse to the interests of Middle Kingdom, Pypo Entities or the business of the Pypo Entities.

Section 10.8 Related Tax. From the date hereof through the Closing Date, each of the Pypo Entities, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Authorities, the failure to file of which could have a Material Adverse

Effect on the Pypo Entities, subject to extensions permitted by law and properly granted by the appropriate authority; provided, that Pypo Cayman notifies Middle Kingdom that any of the Pypo Entities is availing itself of such extensions, and (ii) pay all Tax shown as due on such Tax Returns. Each Pypo Shareholder covenants and agrees to pay any tax and duties assessed by any Governmental Authority of the PRC on such Pypo Shareholder’s receipt of the Initial Equity Payment and the Earn-Out Share Payment, if any, pursuant to this Agreement.

Section 10.9 Proxy Statement/Prospectus. Each of the Pypo Parties shall use commercially reasonable efforts to provide promptly to Middle Kingdom such information concerning its business affairs and financial statements as may reasonably be required for inclusion in the Proxy Statement/Prospectus (except that the Pypo Parties will only provide three (3) years of selected financial data in connection with the Proxy Statement/Prospectus and the Form S-4 Registration Statement, or in any amendments or supplements thereto), shall direct that its counsel cooperate with Middle Kingdom’s counsel in the preparation of the Proxy Statement/Prospectus and the Form S-4 Registration Statement and shall request the cooperation of Middle Kingdom’s auditors in the preparation of the Proxy Statement/Prospectus and the Form S-4 Registration Statement. None of the information supplied or to be supplied by or on behalf of the Pypo Parties for inclusion or incorporate by reference in the Proxy Statement/Prospectus and the Form S-4 Registration Statement will, at the time the Proxy Statement/Prospectus or the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If any information provided by the Pypo Parties is discovered or any event occurs with respect to any of the Pypo Parties, or any change occurs with respect to the other information provided by the Pypo Parties included in the Proxy Statement/Prospectus or the Form S-4 Registration Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or Form S-4 Registration Statement so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Pypo Parties shall notify Middle Kingdom promptly of such event.

Section 10.10 Covenant Not to Sue. In consideration of Middle Kingdom’s entry into this Agreement, except as described in the last sentence of this Section 10.10, each of the Pypo Parties waives all right, title, interest or claim of any kind against the Trust Fund that any of the Pypo Parties may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Middle Kingdom, and will not seek recourse against the Trust Fund. Notwithstanding the foregoing, the Pypo Parties do not waive any right, title, interest or claim of any kind against the Trust Fund that the Pypo Parties may have as a result of the operation of Article XV of this Agreement.

Section 10.11 Payment of Shareholder Loans. Each of Pypo Shareholders shall have paid off the then outstanding balance of the U.S.$20 million loan made by the Pypo Entities to Capital Ally in March 2008.

ARTICLE XI

Covenants of Middle Kingdom

Section 11.1 Proxy Statement/Prospectus Filing, SEC Filings and Special Meeting.

(a) Middle Kingdom shall cause a meeting of its stockholders (the “Stockholders’ Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption and approval of, among others, this Agreement and the Transactions contemplated thereby. The board of directors of Middle Kingdom shall recommend to its stockholders that they vote in favor of the adoption of such matters. In connection with the Stockholders’ Meeting, Middle Kingdom (a) will use commercially reasonable efforts to file with the SEC as promptly as practicable the Proxy Statement/Prospectus, which shall serve as a proxy statement pursuant to Section 14(a), Regulation 14A, and Schedule 14A under the Exchange Act and the Form S-4 Registration Statement and all other proxy materials for such meeting, (b) upon receipt of approval from the SEC, will mail to its stockholders the Proxy Statement/Prospectus and other proxy materials, (c) will use commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Transactions contemplated hereby, and (d) will otherwise comply with all Legal Requirements applicable to the Stockholders’ Meeting.

(b) Middle Kingdom will timely provide to Pypo Cayman all correspondence received from and to be sent to the SEC and will not file any amendment to the filings with the SEC without (i) providing Pypo Cayman the opportunity to review and comment on any responses to the SEC and (ii) the prior consent of Pypo Cayman, which consent shall not be unreasonably delayed or withheld. In addition, Middle Kingdom will use commercially reasonable efforts to cause the SEC to permit Pypo Cayman and/or its counsel to participate in the SEC conversations on issues related to Middle Kingdom’s SEC filings together with Middle Kingdom counsel.

(c) If Middle Kingdom decides to seek to amend the Middle Kingdom Constituent Instruments to extend the deadline for completing the merger transaction from December 13, 2008 to February 28, 2009, then the covenants in Sections 11.1(a) and (b), to the extent applicable, shall also apply to such proxy statement and any other documents or actions taken in connection with seeking to so amend and extend.

Section 11.2 Fulfillment of Conditions. From the date hereof to the Closing Date, Middle Kingdom shall use its commercially reasonable efforts to fulfill the conditions specified in Article XIII to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the Transactions, (b) engaging in a road show, at mutually agreed to times and places, to seek the approval of the Transactions, and (c) taking or refraining from such actions as may be necessary to fulfill such conditions (including using its commercially reasonable efforts to conduct the business of Middle Kingdom in such manner that on the Closing Date the representations and warranties of Middle Kingdom contained herein shall be accurate as though then made).

Section 11.3 Disclosure of Certain Matters. From the date hereof through the Closing Date, Middle Kingdom shall give Pypo Cayman and Pypo Shareholders prompt written notice of any event or development that occurs that (a) is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Middle Kingdom, or (b) would require any amendment or supplement to the Proxy Statement/Prospectus.

Section 11.4 Regulatory and Other Authorizations; Notices and Consents. Middle Kingdom shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents to which it is a party and will cooperate fully with Pypo Cayman in promptly seeking to obtain all such authorizations, consents, orders and approvals (and in such regard use commercially reasonable efforts to cause the relevant Government Authorities to permit Pypo Cayman and/or its counsel to participate in the conversation and correspondence with such Government Authorities together with Middle Kingdom counsel).

Section 11.5 Exclusivity; No Other Negotiations.

(a) Middle Kingdom shall not take (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Middle Kingdom to take) directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person: (i) relating to the acquisition by Middle Kingdom of that Person (regardless of the structure of any such acquisitions) or any affiliate of that Person, or (ii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.

(b) Middle Kingdom will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 11.5(a) above, if applicable. Middle Kingdom will promptly (i) notify the Pypo Parties if Middle Kingdom receives any such proposal or inquiry or request for information in connection with such proposal and (ii) notify the Pypo Parties of the significant terms and conditions of any such proposal including the identity of the party making the proposal.

(c) Notwithstanding the other provisions of this Section 11.5, from and after November 13, 2008, the Middle Kingdom Parties may engage in the activities described in Section 11.5(a); provided, that any definitive agreement entered into by a Middle Kingdom Party relating to such activities must provide that the closing of any transaction of the type described in 11.5(a) be conditioned on the prior termination of this Agreement in accordance with its terms. The Middle Kingdom Parties will promptly notify the Pypo Parties of the entry into any such definitive agreement and will promptly provide to the Pypo Parties a true copy of such agreement.

Section 11.6 Related Tax. From the date hereof through the Closing Date, Middle Kingdom, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Authorities, the failure to file of which could have a Material Adverse Effect on Middle Kingdom, subject to extensions permitted by law and properly granted by the appropriate authority; provided, that Middle Kingdom notifies Pypo Cayman that Middle Kingdom is availing itself of such extensions, and (ii) pay all Tax shown as due on such Tax Returns.

Section 11.7 Valid Issuance of MK Cayman Shares and MK Cayman Class B Warrants. At the Closing, the MK Cayman Shares and MK Cayman Class B Warrants to be issued to the Pypo Shareholders hereunder will be duly authorized, validly issued, fully paid and nonassessable and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute a valid, binding and enforceable obligation of MK Cayman in accordance with their terms and will have been issued in compliance with all applicable federal and state securities laws.

ARTICLE XII

Additional Agreements and Covenants

Section 12.1 Disclosure Schedules. Each of Parties shall, as of the Closing Date, have the obligation to supplement or amend their respective Disclosure Schedules being delivered concurrently with the execution of this Agreement and annexes and exhibits hereto with respect to any matter hereafter arising or discovered which resulted in, or could reasonably be expected to result in a Material Adverse Effect on such Party. The obligations of the Parties to amend or supplement their respective Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, the representations and warranties of the Parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement.

Section 12.2 Confidentiality. Between the date hereof and the Closing Date, each of Middle Kingdom, the Pypo Parties shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system, all documents and information concerning the other Party furnished to it by such other Party or its Representatives in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party, or (c) later lawfully acquired by the Party to which it was furnished from other sources, which source is not a Representative of the other Party, and each Party shall not release or disclose such information to any other Person, except its Representatives in connection with this Agreement. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party in connection with the Transactions, if it exercises the same care as it takes to preserve confidentiality for its own similar information. For the avoidance of doubt, any disclosure of information required to be included by Middle Kingdom or the Pypo Parties in their respective filings with the SEC as required by the applicable laws will not be violation of this Section 12.2.

Section 12.3 Public Announcements. From the date of this Agreement until the Closing or termination of this Agreement, Middle Kingdom and each of the Pypo Entities shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Middle Kingdom (in the case of Pypo Entities) or any Pypo Entities (in the case of Middle Kingdom), except as required by Law or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

Section 12.4 Board Composition.

(a) For a period commencing on the Closing Date and ending not sooner than March 31, 2011 (or March 31, 2012 if the Earn-Out Shares applicable to FY2011 have not been issued and delivered pursuant to Section 5.2(b)(vi) hereof), the Combined Board will consist of seven (7) persons. For a period commencing from the Closing Date until the next annual meeting of stockholders of MK Cayman, or until each director’s successor is elected and takes office, the Combined Board shall consist of: (i) one (1) person nominated by the Middle Kingdom Representatives (with such person to have the right to designate an alternate) and (ii) six (6) persons nominated by the Pypo Shareholders (at least three (3) of which shall be “independent directors” as such term is defined in the NASDAQ Marketplace Rule 4200(a)(15) (the “Independent Directors”); provided, however, that, in the case of clause (ii) above and in the case of clause (ii) above only, such clause may be amended, modified or terminated by MK Cayman after the Closing Date with the consent of the majority of the Independent Directors then serving on the board of the directors of MK Cayman.

(b) Each of the Pypo Shareholders agrees, pursuant to the Voting Agreement, that, for a period commencing from the Closing Date and ending not sooner than March 31, 2011 (or March 31, 2012 if the Earn-Out Shares applicable to FY2011 have not been issued and delivered pursuant to Section 5.2(b)(vi) hereof), they shall vote all MK Cayman Securities then owned by them in favor of the persons nominated by Middle Kingdom Representatives; it being understood that if there is any conflict between the terms of this Section 12.4 and the Voting Agreement (as amended, modified or supplemented in accordance with its terms), the terms of the Voting Agreement will control.

(c) The Combined Board shall, within sixty (60) days following the Closing, establish an audit committee consisting of not less than three (3) Independent Directors.

Section 12.5 Fees and Expenses. Except as expressly provided in Article XV, in the event there is no Closing of the Transactions contemplated by this Agreement, all fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses.

Section 12.6 Director and Officer Insurance. As soon as practicable after the date hereof, Middle Kingdom will file an application with a reputable insurance company seeking a tail liability insurance policy (the “Tail Policy”) that will be purchased by MK Cayman at the Closing covering those Persons who are currently covered by Middle Kingdom’s directors and officers’ liability insurance policy. The Pypo Shareholders shall use commercially reasonable efforts to cause MK Cayman to purchase (to the extent available in the market) the Tail

Policy for the coverage available at a price of up to $300,000 with coverage in amount and scope at least as favorable to such Persons as Middle Kingdom’s existing coverage (or the maximum amount that may be purchased for up to $300,000), which Tail Policy shall continue for at least three (3) years following the Closing.

Section 12.7 Estimates, Projections and Forecasts. Middle Kingdom acknowledges and agrees that none of the Pypo Parties or Pypo Shareholder is making or has made any representations or warranties whatsoever with respect to any estimates, projections or other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections or forecasts) regarding the Pypo Parties, their business, the Chinese mobile phone market or any other matters. Middle Kingdom acknowledges and agrees that there are uncertainties inherent in attempting to make any estimates, projections or other forecasts and plans, that Middle Kingdom is familiar with such uncertainties, that Middle Kingdom is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Middle Kingdom has no claim against the Pypo Parties, Pypo Shareholders or anyone else with respect thereto.

ARTICLE XIII

Conditions to Closing

Section 13.1 Pypo Parties Conditions Precedent The obligations of the Pypo Parties to enter into and complete the Closing are subject, at the option of the Pypo Parties, to the fulfillment on or prior to the Closing Date of the following conditions by Middle Kingdom, any one or more of which may be waived by Pypo Cayman in writing.

(a) Representations and Covenants. The representations and warranties of the Middle Kingdom Parties contained in this Agreement shall be true on and as of the Closing Date except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Middle Kingdom Parties and each of the Middle Kingdom Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the Middle Kingdom Parties shall have delivered to Pypo Cayman a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding (i) shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages or a discovery order in connection with such Transactions or in connection with any effort on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline, (ii) which has or may have, in the reasonable opinion of Pypo Cayman or Pypo Shareholders, a Material Adverse Effect on the Pypo Entities or (iii) shall have been threatened in connection with any effort on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 30, 2008 which has had or is reasonably likely to cause a Material Adverse Effect on Middle Kingdom, including any Material Adverse Effect arising from the efforts on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline.

(d) Filing of Proxy Statement/Prospectus. Middle Kingdom shall have filed the definitive Proxy Statement with the SEC and mailed it to Middle Kingdom’s stockholders.

(e) Approval by Middle Kingdom’s Board of Directors. The Merger shall have been approved by the board of directors of Middle Kingdom in accordance with Section 253 of the DGCL and the board of directors shall have approved the terms and conditions of the Merger.

(f) Approval by Middle Kingdom’s Stockholders. The Merger and the Conversion shall have been approved by a majority of the issued and outstanding Common Stock and Class B Common Stock, voting as a group, in accordance with Section 253 of the DGCL and other applicable laws, and this Agreement and the Share Exchange shall have been approved by holders of a majority of the Class B Common Stock cast at the meeting in accordance with Middle Kingdom Constituent Instruments, and the aggregate number of shares of Class B Common Stock held by public stockholders of Middle Kingdom who exercise their redemption rights with respect to their Class B Common Stock in accordance with the Middle Kingdom Constituent Instruments shall not constitute twenty percent (20%) or more of the Class B Common Stock sold in Middle Kingdom’s Public Offering.

(g) Notice to Trustee. Middle Kingdom shall have, prior to the Closing, delivered to the trustee of the Trust Fund instructions to disburse on the Closing Date the monies in the Trust Fund in accordance with the documents governing the Trust Fund.

(h) Resignations. Effective as of the Closing, the directors and officers of Middle Kingdom who are not continuing directors and the officers of MK Cayman will have resigned and the copies of the resignation letters of such directors and officers shall have been delivered to MK Cayman, and such resigning directors and officers shall have no claim for employment compensation in any form from Middle Kingdom except for any reimbursement of outstanding expenses existing as of the date of such resignation.

(i) SEC Reports. Middle Kingdom shall have filed all reports and other documents required to be filed by Middle Kingdom under the U.S. federal securities laws through the Closing Date.

(j) OTCBB Quotation. Middle Kingdom shall have maintained its status as a Company whose Common Stock, Class B Common Stock, Class A Warrants and Class B Warrants are quoted on the OTCBB and no reason shall exist as to why such status shall not continue immediately following the Closing.

(k) Secretary’s Certificate. Pypo Cayman shall have received a certificate from Middle Kingdom, signed by its Secretary certifying that the attached copies of the Middle Kingdom Constituent Instruments and resolutions of the Middle Kingdom Board approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(l) Deliveries. The deliveries required to be made by Middle Kingdom in Article VI shall have been made by Middle Kingdom.

(m) Governmental Approval. Each of Pypo Entities shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Cayman Islands Law and PRC Laws.

(n) Transaction Documents. The Transaction Documents shall have been executed and delivered by the Parties.

(o) Merger and Conversion Documents. The following documents shall have been executed and delivered by the Middle Kingdom Parties: (i) Certificate of Merger to be filed in accordance with the DGCL as of the Merger Effective Time; (ii) Articles of Merger to be filed in accordance with the ARS as of the Merger Effective Time; (iii) documents required for the transfer of domicile of MK Arizona pursuant to the ARS; and (iv) documents required for the issuance of a certificate of registration by way of continuation pursuant to the Cayman Companies Law.

(p) Opinions. Pypo Entities shall have received the opinion of the Middle Kingdom Party’s legal counsel in Delaware, Arizona and Cayman Islands, which such opinion shall be in the form attached hereto as Exhibits G-1, G-2 and G-3, respectively.

(q) Certificate of Good Standing. The Pypo Entities shall have received a certificate of good standing under the applicable Law of each of the Middle Kingdom Parties.

(r) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting any Middle Kingdom Party’s conduct or operation of the business of the Middle Kingdom Parties following the Share Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

(s) SEC Actions. No formal or informal SEC investigation or proceeding shall have been initiated by the SEC against any of the Middle Kingdom Parties or any of their officers or directors.

Section 13.2 Middle Kingdom Conditions Precedent. The obligations of Middle Kingdom to enter into and complete the Closing are subject, at the option of Middle Kingdom, to the fulfillment on or prior to the Closing Date of the following conditions by each of the Pypo Parties, any one or more of which may be waived by Middle Kingdom in writing:

(a) Representations and Covenants. The representations and warranties of the Pypo Parties contained in this Agreement shall be true on and as of the Closing Date except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Pypo Parties and each of the Pypo Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the Pypo Parties shall have delivered to Middle Kingdom a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding (i) shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages or a discovery order in connection with such Transactions or in connection with any effort on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline, (ii) which has or may have, in the reasonable opinion of Middle Kingdom, a Material Adverse Effect on Middle Kingdom or (iii) shall have been threatened in connection with any effort on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since March 31, 2008 which has had or is reasonably likely to cause a Material Adverse Effect on any of the Pypo Entities, including any Material Adverse Effect arising from the efforts on the part of Middle Kingdom to extend its December 13, 2008 business combination deadline.

(d) Approval by Middle Kingdom’s Board of Directors. The Merger shall have been approved by the board of directors of Middle Kingdom in accordance with Section 253 of the DGCL and the board of directors shall have approved the terms and conditions of the Merger.

(e) Approval by Middle Kingdom’s Stockholders. The Merger and the Conversion shall have been approved by a majority of the issued and outstanding Common Stock and Class B Common Stock, voting as a group, in accordance with Section 253 of the DGCL and other applicable laws, and this Agreement and the Share Exchange shall have been approved by holders of a majority of the Class B Common Stock cast at the meeting in accordance with Middle Kingdom Constituent Instruments, and the aggregate number of shares of Class B Common Stock held by public stockholders of Middle Kingdom who exercise their redemption rights with respect to their Class B Common Stock in accordance with the Middle Kingdom Constituent Instruments shall not constitute twenty percent (20%) or more of the Class B Common Stock sold in Middle Kingdom’s Public Offering.

(f) Delivery of Pypo Interim Financial Statements. Pypo Cayman shall have furnished Middle Kingdom the Pypo Interim Financial Statement, which shall have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved.

(g) Opinions. Middle Kingdom shall have received the opinion of Pypo Cayman’s legal counsel in the PRC, and the Cayman Islands, and each such opinion shall be in the form attached hereto as Exhibits H-1 and H-2, respectively.

(h) Officer’s Certificate. Middle Kingdom shall have received a certificate from each of Pypo Parties signed by an authorized officer or representative of such Party, respectively, certifying that the attached copies of each such Party’s constituent instruments and resolutions or other authorizing documents approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(i) Certificate of Good Standing. Middle Kingdom shall have received a certificate of good standing or equivalent under the applicable Law of each of Pypo Cayman, Pypo HK and Pypo PRC.

(j) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting any Pypo Entities’ conduct or operation of the business of any of the Pypo Entities following the Share Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

(k) Deliveries. All other deliveries required to be made by the Pypo Parties in Article VI shall have been made by them.

(l) Transaction Documents. The Transaction Documents shall have been executed and delivered by the Parties.

(m) Investor Representation Letters. The Investor Representation Letter shall have been executed and delivered by each of Pypo Shareholders.

(n) SEC Actions. No formal or informal SEC investigation or proceeding shall have been initiated or sent by the SEC against any of the Middle Kingdom Parties or any of their officers or directors.

ARTICLE XIV

Indemnification

Section 14.1 Survival. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months and shall thereafter be of no further force and effect; provided, however, that (a) the representations and warranties contained in the first two sentences of Section 7.1(a) and in Sections 7.2, 7.3, 8.1(a), 8.2, and 8.3 (the “Basic Representations”) shall survive the Closing for a period equal to any applicable statute of limitations, and (b) the representations and warranties contained in Section 7.14 and 8.24 shall survive the Closing for a period of three (3) years. All of the covenants and obligations of the Parties contained in this Agreement shall survive the Closing unless they expire sooner in accordance with their terms. The term during which any representation, warranty, or covenant survives hereunder is referred to as the “Survival Period.” Except as expressly provided in this paragraph, no claim for indemnification hereunder may be made after the expiration of the Survival Period.

Section 14.2 Indemnification by the Pypo Shareholders.

(a) The Pypo Shareholders shall, subject to the terms hereof, severally (pro rata in proportion to their pre-Closing percentage ownership of the Pypo shares) indemnify, defend and hold harmless Middle Kingdom (which term, for the purposes of this Article XIV shall include any of Middle Kingdom’s successors) and permitted assigns (the “Middle Kingdom Indemnified Parties”) from and against any liabilities, loss, claims, damages, fines, penalties, expenses (including costs of investigation and defense and reasonable attorneys’ fees and court costs) (collectively, “Damages”) arising from: (i) any breach of any representation or warranty made by the Pypo Entities in Article VII hereof or in any certificate delivered by the Pypo Entities pursuant to this Agreement; (ii) any breach by any Pypo Entity of its covenants or obligations in this Agreement to be performed or complied with by such Pypo Entity at or prior to the Closing; or (iii) any breach by any Pypo Shareholder of its representations or warranties, covenants or obligations in this Agreement or in any certificate delivered by the Pypo Shareholders pursuant to this Agreement. Notwithstanding the foregoing, however, the representations, warranties, covenants and obligations contained in this Agreement that relate specifically and solely to a particular Pypo Shareholder are the obligations of that particular Pypo Shareholder only and the other Pypo Shareholder shall not be responsible therefor.

(b) The amount of any and all Damages suffered by Middle Kingdom Indemnified Parties shall be paid in cash, or, at the option of the Pypo Shareholders, may be recovered by delivery of a specified number of MK Cayman Shares owned by the Pypo Shareholders (the “Returned Shares”) for repurchase by MK Cayman on terms set forth in this Section 14.2(b). If Middle Kingdom suffers Damages and Damages are paid by the Pypo Shareholders through the delivery of Returned Shares in lieu of a cash payment, then such Returned Shares shall be cancelled. If the Pypo Shareholders opt to deliver Returned Shares instead of cash hereunder, the number of Returned Shares to be returned by the Pypo Shareholders shall be equal to the aggregate amount of the indemnifiable Damages agreed to be paid by the Pypo Shareholders, divided by $8.50.

(c) Pursuant to the provisions of this Article XIV, if any claim for indemnification is to be brought against the Pypo Shareholders on behalf of or by right of Middle Kingdom, such claim shall be determined and approved by a committee of directors comprised of (i) all Independent Directors, and (ii) the director nominated by the Middle Kingdom Representatives, each as elected pursuant to Section 12.4(a) (the “Independent Committee”). Any settlement of any claim described in the immediately preceding sentence shall be determined and approved by the Independent Committee. Any determination or approval of the Independent Committee made pursuant to the provisions of this Article XIV shall be by majority vote.

Section 14.3 Indemnification by Middle Kingdom.

(a) Middle Kingdom shall, subject to the terms hereof, indemnify, defend and hold harmless each of the Pypo Parties and their respective successors and permitted assigns (the “Pypo Indemnified Parties”) from and against any Damages arising from: (i) any breach of any representation or warranty made by the Middle Kingdom Parties in Article VIII hereof or in any certificate delivered by Middle Kingdom pursuant to this Agreement; or (ii) any breach by any Middle Kingdom Party, of its covenants or obligations in this Agreement to be performed or complied with by such Middle Kingdom Party at or prior to the Closing.

(b) The amount of any and all Damages suffered by the Pypo Indemnified Parties shall be paid in newly issued MK Cayman Shares. The number of MK Cayman Shares to be issued to the Pypo Indemnified Parties shall be equal to the aggregate amount of the indemnifiable Damages agreed to be paid by Middle Kingdom, divided by $8.50.

Section 14.4 Limitations on Indemnity.

(a) Notwithstanding any other provision in this Agreement to the contrary, the Middle Kingdom Indemnified Parties shall not be entitled to indemnification pursuant to Section 14.2, unless and until the aggregate amount of Damages to the Middle Kingdom Indemnified Parties with respect to such matters under Section 14.2 exceeds $1,000,000 (the “Deductible”), and then only to the extent such Damages exceed the Deductible; provided that the aggregate amount of Damages payable by the Pypo Shareholders to the Middle Kingdom Indemnified Parties hereunder shall not exceed $10,000,000 (the “Cap”) unless the Damages arise from or otherwise relate to the breach of any of the Basic Representations made by the Pypo Parties.

(b) Notwithstanding any other provision in this Agreement to the contrary, the Pypo Parties shall not be liable to, or indemnify the Middle Kingdom Indemnified Parties for any Damages (i) resulting from any nonfulfillment or breach of any such representations, warranties, covenants, and obligations of which the Middle Kingdom Parties had knowledge on or prior to the Closing Date; or (ii) that are punitive (except to the extent constituting third party punitive claims), special, consequential, incidental, exemplary or otherwise not actual damages or (iii) that are in the nature of lost profits or any diminution in value of property or equity. The Middle Kingdom Indemnified Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Damages. This Article XIV constitutes the Middle Kingdom Parties’ sole and exclusive remedy for any and all Damages or other claims relating to or arising from this Agreement and the transactions contemplated hereby.

(c) Notwithstanding any other provision in this Agreement to the contrary, no Pypo Party shall be entitled to indemnification pursuant to Section 14.3, unless and until the aggregate amount of Damages with respect to such matters under Section 14.3 exceeds the Deductible, and then only to the extent such Damages exceed the Deductible; provided that the aggregate amount of Damages payable by Middle Kingdom to the Pypo Party hereunder shall not exceed the Cap unless the Damages arise from or otherwise relate to the breach of any of the Basic Representations made by Middle Kingdom.

(d) Notwithstanding any other provision in this Agreement to the contrary, Middle Kingdom shall not be liable to, or indemnify any Pypo Party for any Damages (i) resulting from any nonfulfillment or breach of any such representations, warranties, covenants, and obligations of which the Pypo Parties had knowledge on or prior to the Closing Date; (ii) that are punitive (except to the extent constituting third party punitive claims), special, consequential, incidental, exemplary or otherwise not actual damages or (iii) that are in the nature of lost profits or any diminution in value of property or equity. The Pypo Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Damages. This Article XIV constitutes the Pypo Parties’ sole and exclusive remedy for any and all Damages or other claims relating to or arising from this Agreement and the transactions contemplated hereby.

Section 14.5 Defense of Third Party Claims. If the Independent Committee determines to make a claim for indemnification under Section 14.2 or any Pypo Party makes a claim for indemnification under Section 14.3 (each as applicable an “Indemnitee”), the Independent Committee or such Pypo Party as applicable shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnitee (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor under this Article XIV. If the Indemnitor shall control the defense of any such claim, the Indemnitor shall be entitled to settle such claims; provided, that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim. If the Indemnitor assumes such defense, the Indemnitor shall not be liable for any amount required to be paid by the Indemnitee that exceeds, where the Indemnitee has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of a third party claim, the amount for which that third party claim could have been settled pursuant to that proposed compromise or settlement. In all cases, the Indemnitee shall provide its reasonable cooperation with the Indemnitor in defense of claims or litigation, including by making employees, information and documentation reasonably available. If the Indemnitor shall not assume the defense of any such action, lawsuit, proceeding, investigation or other claim, the Indemnitee may defend against such matter as it deems appropriate; provided that the Indemnitee may not settle any such matter without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such matter.

Section 14.6 Determining Damages. The amount of Damages subject to indemnification under Section 14.2 or Section 14.3 shall be calculated net of (i) any Tax Benefit inuring to the Indemnitee on account of such Damages, (ii) any reserves set forth in any of the Pypo Financial Statements or the Pypo Interim Financial Statements relating to such Damages and (iii) any insurance proceeds or other amounts under indemnification agreements received or receivable by the Indemnitee on account of such Damages. If the Indemnitee receives a Tax Benefit on account of such Damages after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes to be paid or reduction in the amount of Taxes which otherwise would be paid by the Indemnitee, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit. To the extent Damages are recoverable by insurance, the Indemnitees shall take all commercially reasonable efforts to obtain maximum recovery from such insurance. In the event that an insurance or other recovery is made by any Indemnitee with respect to Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee. The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of Damages indemnified by the Indemnitors. The Indemnitees shall take all commercially reasonable efforts to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages. For Tax purposes, the Parties agree to treat all payments made under this Article XIV as adjustments to the consideration received for the Pypo Shares.

Section 14.7 Right of Setoff. To the extent that any Party is obligated to indemnify any other Party after Closing under the provisions of this Article XIV for Damages reduced to a monetary amount, such Party after Closing shall have the right to decrease any amount due and owing or to be due and owing under any agreement with the other Party, whether under this Agreement or any other agreement between such Parties on the one hand, and any of the other Party or any of their respective Affiliates, Subsidiaries or controlled persons or entities on the other.

Section 14.8 Limitation on Recourse; No Third Party Beneficiaries.

(a) No claim shall be brought or maintained by any Party or its respective successors or permitted assigns against any officer, director, partner, member, agent, representative, Affiliate, equity holder, successor or permitted assign of any Party which is not otherwise expressly identified as a Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

(b) Except as set forth in Section 14.3, the provisions of this Article XIV are for the sole benefit of the Parties and nothing in this Article XIV, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Article XIV (it being understood that only the Independent Committee and not Middle Kingdom, any Person acting on its behalf or any other Person, may exercise any indemnity rights under Section 14.2 or any other provision of Article XIV).

ARTICLE XV

Termination

Section 15.1 Methods of Termination. Unless waived by the Parties hereto in writing, the Transactions may be terminated and/or abandoned at any time but not later than the Closing:

(a) by mutual written consent of the Parties;

(b) by either Middle Kingdom or the Pypo Parties, if the Closing has not occurred by the later of (i) December 13, 2008, (ii) a date which has been approved by the shareholders of Middle Kingdom, provided such date is on or before January 31, 2009, or (iii) such other date that has been agreed by the Parties;

(c) by any Pypo Party, if there has been a breach by the Middle Kingdom Parties of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the Pypo Parties at the Closing under Section 13.1(a) and such violation or breach has not been waived by the Pypo Parties or cured by the Middle Kingdom Parties within ten (10) business days after written notice thereof from the Pypo Parties;

(d) by Middle Kingdom, if there has been a breach by the Pypo Parties of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the Middle Kingdom Parties at the Closing under Section 13.2(a) and such violation or breach has not been waived by the Middle Kingdom Parties or cured by the Pypo Parties within ten (10) business days after written notice thereof from the Middle Kingdom Parties;

(e) by any Pypo Party, if the Middle Kingdom Board (or any committee thereof) shall have failed to recommend or shall have withdrawn or modified in a manner adverse to the Pypo Parties its approval or recommendation of this Agreement and the Transactions;

(f) by either Middle Kingdom or the Pypo Parties, if, at the Stockholders’ Meeting (including any adjournments thereof), the Merger shall fail to be approved by a majority of the outstanding Common Stock and Class B Common Stock, voting as a group, in accordance with Section 253 of the DGCL, and/or this Agreement and the Share Exchange contemplated hereby shall fail to be approved and adopted by the affirmative vote of holders of a majority of the outstanding Class B Common Stock cast at the meeting in accordance with Middle Kingdom Constituent Instruments and the DGCL or if the aggregate number of shares of Class B Common Stock held by public stockholders of Middle Kingdom who exercise their redemption rights with respect to their Class B Common Stock in accordance with the Middle Kingdom Constituent Instruments shall constitute twenty percent (20%) or more of the Class B Common Stock sold in Middle Kingdom’s Public Offering.

(g) by either Middle Kingdom or the Pypo Parties, if, at any meetings of stockholders of Middle Kingdom (including any adjournments thereof), an extension of deadline for completing the merger transaction from December 13, 2008 to February 28, 2009 shall fail to be approved and adopted by the affirmative vote of holders of a majority of the outstanding Class B Common Stock cast at the meeting or if the aggregate number of shares of Class B Common Stock held by public stockholders of Middle Kingdom who exercise their redemption rights with respect to their Class B Common Stock in accordance with the procedures set forth in the proxy statement in connection with such meeting shall constitute twenty percent (20%) or more of the Class B Common Stock sold in Middle Kingdom’s Public Offering.

Section 15.2 Effect of Termination.

(a) In the event of termination and abandonment by either Middle Kingdom or the Pypo Parties, or all of them, pursuant to Section 15.1 hereof, written notice thereof shall forthwith be given to the other Party, and except as set forth in this Section 15, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.

(b) If the Transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(i) each Party hereto will destroy all documents, work papers and other material (and all copies thereof) of the other Party relating to the Transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(ii) all confidential information received by either Party hereto with respect to the business of the other Party hereto shall be treated in accordance with Section 12.2 hereof, which shall survive such termination or abandonment. The following other provisions shall survive termination of this Agreement: Article XV and Article XVI.

Section 15.3 Termination Recovery and Fee.

(a) If the Agreement is properly terminated pursuant to Section 15.1(c) or 15.1(e), then Pypo will be entitled to damages in the amount of Four Million Dollars ($4,000,000) immediately upon termination of this Agreement as liquidated damages and not as a penalty amount, and in lieu of any other right or remedy that Middle Kingdom may have against the Pypo Parties for such termination or breach.

(b) If this Agreement is properly terminated pursuant to Section 15.1(d), then Middle Kingdom will be entitled to damages in the amount of Four Million Dollars ($4,000,000) immediately upon termination of this Agreement as liquidated damages and not as a penalty amount, and in lieu of any other right or remedy that the Pypo Parties may have against Middle Kingdom for such termination or breach

(c) Except for the rights specified in Section 15.2 and the right to liquidated damages provided for in Section 15.3, no Person shall have any rights to any other remedy or damages, whether at law or equity, in contract, in tort or otherwise upon the termination of this Agreement. Each of Middle Kingdom and the Pypo Parties acknowledge that the covenants and agreements contained in this Article XV are an integral part of this Agreement. If Middle Kingdom or the Pypo Parties fail to pay the liquidated damages amounts provided for in Section 15.3 when due, Middle Kingdom or the Pypo Parties, as the case may be, will reimburse the other party for all Expenses incurred by the other Party (including Expenses of counsel) in connection with the collection under and enforcement of this Article XV.

ARTICLE XVI

Miscellaneous

Section 16.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature pages hereto (or at such other address for a Party as shall be specified in writing to all other Parties).

Section 16.2 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by all of the Parties hereto. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 16.3 No Fractional Shares. No fractional shares of MK Arizona Securities shall be issued in connection with the Merger and no fractional shares of MK Cayman Securities shall be issued in connection with the Conversion. No certificates or scrip for any such fractional shares shall be issued. Any shareholder of Middle Kingdom Securities who would otherwise be entitled to receive a fraction of a share of MK Arizona Securities and/or MK Cayman Securities (after aggregating all fractional shares of MK Arizona Securities and/or MK Cayman Securities issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a share of MK Cayman Securities on the OTCBB, or such other public trading market on which MK Cayman Securities may be trading at such time, at the Conversion Effective Time.

Section 16.4 Lost, Stolen or Destroyed Certificates. In the event any certificates representing the Middle Kingdom Securities shall have been lost, stolen or destroyed, MK Cayman shall issue in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof, such shares of MK Cayman Securities, as may be required pursuant to Article IV; provided, however, that MK Cayman may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against MK Cayman with respect to the certificates alleged to have been lost, stolen or destroyed.

Section 16.5 Adjustments to Initial Equity Payment. The Initial Equity Payment shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Middle Kingdom Securities, occurring on or after the date hereof and prior to the Conversion Effective Time.

Section 16.6 Withholding Rights. The Middle Kingdom Parties shall be entitled to deduct and withhold from the number of shares of MK Cayman Securities otherwise deliverable under this Agreement, such amounts as the Middle Kingdom Parties reasonably determine are required to be deducted and withheld with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that any amounts are so withheld all appropriate evidence of such deduction and withholding, including any receipts or forms required in order for the person with respect to whom such deduction and withholding occurred to establish the deduction and withholding and payment to the appropriate authority as being for its account with the appropriate authorities shall be delivered to the Person with respect to whom such deduction and withholding has occurred, and such withheld amounts shall be treated for all purposes as having been delivered and paid to the Person otherwise entitled to the MK Cayman Securities in respect of which such deduction and withholding was made by the Middle Kingdom Parties. Notwithstanding the foregoing, the Middle Kingdom Parties, at their option, may require any such amounts required to be deducted and withheld to be reimbursed in cash to the Middle Kingdom Parties prior to the issuance of the MK Cayman Securities.

Section 16.7 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 16.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party (it being understood that if any provision of Section 15.3 hereof is invalid, illegal or incapable of being enforced by any Law or public policy, it will be deemed to be a change to the economic and legal substance of the Transactions that is materially adverse to the Parties and will entitle either the Pypo Parties or Middle Kingdom to terminate the Agreement without penalty and none of the Parties and their respective shareholders and Affiliates will have recourse against any other Parties). Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 16.9 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 16.10 Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with all Exhibits, Annexes and Schedules hereto (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any Person other than the Parties any rights or remedies.

Section 16.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 16.12 Dispute Resolution.

(a) All disputes among the Parties arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with this Section 16.12.

(b) Before any arbitration is commenced pursuant to this Section 16.12, the Parties must endeavor to reach an amicable settlement of the dispute through friendly negotiations.

(c) If no mutually acceptable settlement of the dispute is made within the sixty (60) days from the commencement of the settlement negotiation or if any Party refuses to engage in any settlement negotiation, any Party may submit the dispute for arbitration.

(d) Any arbitration commenced pursuant to this Section 16.12 will be conducted in Hong Kong under the Arbitration Rules of the United Nations Commission on International Trade Law by arbitrators appointed in accordance with such rules. The arbitration and appointing authority will be the Hong Kong International Arbitration Centre (“HKIAC”). The arbitration will be conducted by a panel of three arbitrators, one chosen by the Middle Kingdom Representatives, one chosen by the Pypo Parties and the third chosen by agreement of the two selected arbitrators; failing agreement within thirty (30) days prior to commencement of the arbitration proceeding, the HKIAC will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the Parties. The arbitral tribunal will determine how the Parties will bear the costs of the arbitration. Notwithstanding the foregoing, each Party will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other Party in any court or other tribunal of competent jurisdiction. During the pendency of any arbitration or other proceeding relating to a dispute between the Parties, the Parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.

Section 16.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Without limiting the generality of the foregoing, any covenants of Middle Kingdom hereunder that are to be performed by Middle Kingdom following the effective date of the Conversion are covenants that will be performed by MK Cayman as the successor to Middle Kingdom.

Section 16.14 Governing Language. This Agreement shall be governed and interpreted in accordance with the English language.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

MIDDLE KINGDOM ALLIANCE CORP.

By:
Bernard J. Tanenbaum III
Chief Executive Officer

333 Sandy Springs Circle Suite 223 Atlanta, GA

MK ARIZONA CORP.

By:
Bernard J. Tanenbaum III
Chief Executive Officer

333 Sandy Springs Circle Suite 223 Atlanta, GA

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOR PYPO PARTIES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PYPO DIGITAL COMPANY LIMITED

By:
Name:	Kuo Zhang
Title:	Director

Cricket Square, Hutchins Drive
PO Box 2681
Grand Cayman, KY1-1111
Cayman Islands

BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED

By:
Name:	Kuo Zhang
Title:	Chairman of the Board of Directors

South 3/F
Chang’ An XingRong Center
No. 1 NaoShiKou Street
XiCheng District
Beijing, PRC

PYPO HOLDINGS (HK) COMPANY LIMITED

By:
Name:	Kuo Zhang
Title:	Director

48/F
Bank of China Tower
1 Garden Road
Central Hong Kong

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SIGNATURE PAGE FOR THE PYPO SHAREHOLDERS FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ARCH DIGITAL HOLDINGS LIMITED

By:
Name:	Clement Kwong
Title:	Director

c/o ARC Advisors (HK) Limited
13/F, St. John’s Building
33 Garden Road
Central, Hong Kong

CAPITAL ALLY INVESTMENTS LIMITED

By:
Name:	Kam Yuen
Title:	Director

13/F, St. John’s Building
33 Garden Road
Central, Hong Kong

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ANNEX A

Definitions

“Accountant” shall have the meaning set forth in Section 10.2 of the Agreement.

“Acquisition Proposal” has the meaning set forth in Section 10.4(a) of the Agreement.

“Action” has the meaning set forth in Section 7.10 of the Agreement.

“Adjusted Net Income” as such term is used in Section 5.2 means the “Net Income Attributable to the Parent” as calculated and disclosed pursuant to Statement of Accounting Standards (“SFAS”) No. 160, as set forth on the audited consolidated financial statements of MK Cayman comprising a part of the Forms 20-F filed with the SEC for the fiscal years ending March 31, 2010, 2011 or 2012 adjusted to:

(i) add back to the “Net Income Attributable to the Parent” any charges for (a) “acquisition-related costs” as defined in and charged to expense pursuant to SFAS No. 141(R) and any other fees, expenses or payments to any third party related to the Merger, Conversion or Share Exchange, (b) the amortization of intangibles, (c) impairment of goodwill, each (a) – (c) as it relates to any acquisitions completed in, or pending at the end of, the applicable period (including the Merger, Conversion and Share Exchange), by MK Cayman or Pypo Entities;

(ii) add back to the “Net Income Attributable to the Parent” any out of pocket (i.e., third party) expenses incurred to design, implement and annually assess disclosure controls and procedures and internal controls over financial reporting by MK Cayman or the Pypo Entities as a consequence of MK Cayman’s compliance with the Sarbanes-Oxley Act;

(iii) add back to the “Net Income Attributable to the Parent” any charges for Taxes payable by any of the Middle Kingdom Parties or the Pypo Entities that are directly attributable to the Merger, Conversion or Share Exchange and that apply to the applicable period; and

(iv) deduct from the “Net Income Attributable to Parent” the financial statement tax benefit of the amount in (i), (ii) and (iii) above, computed by multiplying the amount of the adjustment in (i), (ii) or (iii) above by the statutory tax rate applicable to MK Cayman or Pypo entity that incurred the expense;

provided, however, that if MK Cayman is no longer required or eligible to file a Form 20-F, then the “Net Income Attributable to Parent” as calculated and disclosed pursuant to SFAS No. 160 for any particular fiscal year shall be as set forth on the audited consolidated financial statements of MK Cayman for such fiscal year.

“Affiliates” shall mean any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“ARCH BVI” has the meaning set forth in the preamble to the Agreement.

“ARS” has the meaning set forth in the background to the Agreement.

“Article of Merger” has the meaning set forth in Section 1.2 of the Agreement.

“Basic Representation” has the meaning set forth in Section 14.1 of the Agreement.

“Cap” has the meaning set forth in Section 14.4(a) of the Agreement.

“Capital Ally” has the meaning set forth in the preamble to the Agreement.

“Cayman Companies Law” means the Companies Law (2007 Revision) of the Cayman Islands.

“Certificates” has the meaning set forth in Section 4.3 of the Agreement.

“Certificate of Merger” has the meaning set forth in Section 1.2 of the Agreement.

“Change of Control” shall mean any:

(a) merger, consolidation, business combination or similar transaction involving MK Cayman in which any of the outstanding voting securities of MK Cayman is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting securities of MK Cayman outstanding immediately prior to such transaction are converted into or exchanged for voting securities of the surviving or transferee Person that constitute a majority of the outstanding shares of voting securities of such surviving or transferee Person (immediately after giving effect to such issuance);

(b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of MK Cayman or any of its Subsidiaries representing all or substantially all of the consolidated assets of MK Cayman and its Subsidiaries;

(c) issuance, sale or other disposition of (including by way of share exchange, joint venture, or any similar transaction by either MK Cayman or its stockholders) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 50% or more of the voting power of MK Cayman; provided, that any acquisition of securities directly from MK Cayman that the board of MK Cayman determines is primarily for the purposes of raising financing for MK Cayman will not be taken into account when determining if a Change in Control has occurred under this clause (c);

(d) transaction in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than Capital Ally, ARCH BVI, or any Affiliate of Capital Ally or ARCH BVI) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of securities of MK Cayman representing 50% or more of the outstanding voting capital stock of MK; provided, that any acquisition of securities directly from MK Cayman that the board of MK Cayman determines is primarily for the purposes of raising financing for MK Cayman will not be taken into account when determining if a Change in Control has occurred under this clause (d);

(e) the first day on which a majority of the members of the Board of Directors of MK Cayman are not Continuing Directors; and

(f) any combination of the foregoing.

“Class A Warrant” means the Class A Warrant of Middle Kingdom which entitles the registered holder to purchase one share of Common Stock at a price of $5.00 per share, subject to adjustment at any time commencing on the completion of a business combination.

“Class B Common Stock” means the Class B Common Stock of Middle Kingdom, par value $.001 per share.

“Class B Warrant” means the Class B Warrant of Middle Kingdom which entitles the registered holder to purchase one share of Common Stock at a price of $5.00 per share, subject to adjustment at any time commencing on the completion of a business combination.

“Closing” has the meaning set forth in Section 6.1 of the Agreement.

“Closing Date” has the meaning set forth in Section 6.1 of the Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Board” means the board of directors of MK Cayman following the Closing.

“Common Stock” means the Common Stock of Middle Kingdom, $.001 par value per share.

“Consent” has the meaning set forth in Section 7.6 of the Agreement.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of MK Cayman who (i) was a member of such Board of Directors within sixty (60) days after the closing of the Transactions or (ii) was nominated for election or elected to such Board of Directors with (A) the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; (B) the approval of a majority of the members of the nominating committee or other committee performing similar functions, if such committee exists and the Continuing Directors constitute a majority of the members of the Board of Directors of MK Cayman at the time of such nomination or election; or (C) was nominated or designated for election to the Board of Directors either (x) pursuant to the Voting Agreement or (y) by Arch BVI, Capital Alley or their Affiliates or assigns.

“Contract” means a contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Conversion” has the meaning set forth in the background to the Agreement.

“Conversion Effective Time” has the meaning set forth in Section 2.2 of the Agreement.

“Conversion Rights” means the right of holders of the Class B Common Stock voting against a business combination to convert their shares of Class B Common stock for a pro-rata share of the Trust Fund, if the business combination is approved and completed. Holders of the Class B Common Stock who exercise such Conversion Rights will continue to have the right to exercise any warrants they may hold.

“Damage” has the meaning set forth in Section 14.2(a) of the Agreement.

“Deductible” has the meaning set forth in Section 14.4(a) of the Agreement.

“DGCL” has the meaning set forth in the background to the Agreement.

“Disclosure Schedules” means the Pypo Disclosure Schedule and the Middle Kingdom Disclosure Schedule.

“Earn-Out Shares” has the meaning set forth in Section 5.2(b) of the Agreement.

“Earn-Out Share Payments” has the meaning set forth in Section 5.2(b)(i) of the Agreement.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” shall mean any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Employment Agreement” means the Executive Employment Agreements entered into by Kuo Zhang, Dongping Fei, Hengyang Zhou and Francis Wan, each attached hereto as Exhibits D-1 to D-4, attached hereto.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party on its behalf in connection with or related to the authorization, preparation, diligence, negotiation, execution and performance of this Agreement and the Transaction Documents.

“Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by any Pypo Entities and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Pypo Entities.

“FCPA” has the meaning set forth in Section 7.20 of the Agreement.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form 20-F” has the meaning set forth in Section 5.2(b)(i) of the Agreement.

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Middle Kingdom in connection with issuance of MK Cayman Securities, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“FY2010” means the fiscal year of MK Cayman ending March 31, 2010.

“FY2011” means the fiscal year of MK Cayman ending March 31, 2011.

“FY2012” means the fiscal year of MK Cayman ending March 31, 2012.

“Governmental Authority” means any national, federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction, or other governmental authority or instrumentality, domestic or foreign.

“HKIAC” has the meaning set forth in Section 16.13(d) of the Agreement.

“Indemnitee” has the meaning set forth in Section 14.5 of the Agreement.

“Indemnitor” has the meaning set forth in Section 14.5 of the Agreement.

“Indemnification Notice” has the meaning set forth in Section 14.5 of the Agreement.

“Independent Committee” has the meaning set forth in Section 14.2(c) of the Agreement.

“Independent Director(s)” has the meaning set forth in Section 12.4(a) of the Agreement.

“Initial Equity Payment” has the meaning set forth in Section 5.2(a) of the Agreement.

“Intellectual Property Rights” shall have the meaning set forth in Section 7.13 of the Agreement.

“Investor Representation Letter” means the representation letter to be provided by each Pypo Shareholder in the form of Exhibit I of the Agreement.

“Judgment” means any judgment, order or decree.

“Knowledge”, (i) with respect to the Pypo Entities shall mean the actual knowledge of Kuo Zhang, Dongping Fei, Hengyang Zhou and Francis Wan, and (ii) with respect to Middle Kingdom shall mean the actual knowledge of its executive officers and the members of its Board of Directors.

“Law(s)” means any law, statute, ordinance, rule, regulation, order, writ, injunction or decree.

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authorities (or under the authority of any national securities exchange upon which Middle Kingdom Securities then listed or traded)

“Liens” means any liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances.

“Lock-Up Agreement” means the lock-up agreement to be entered into by Kuo Zhang, Dongping Fei, Hengyang Zhou and Francis Wan as of the Closing Date, each in the form of Exhibit B to the Agreement.

“Management Shareholders” has the meaning set forth in the preamble to the Agreement.

“Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole. Notwithstanding the foregoing, the definition of Material Adverse Effect shall not include events caused by (A) changes in the PRC economic conditions, except to the extent that the same disproportionately impact the Pypo Entities as compared to other similarly situated companies; (B) changes to the economic conditions affecting the industries in which the Pypo Entities operate, except to the extent that the same disproportionately impact the Pypo Entities as compared to other companies in the industries in which the Pypo Entities operate; (C) changes related to or arising from the execution, announcement or performance of, or compliance with, this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, governmental authorities, customers, suppliers, distributors or employees; (D) changes in accounting requirements or principles or any change in applicable laws or the interpretation thereof; (E) the failure to meet any projections or budgets; or (F) matters listed in the Disclosure Schedules.

“Material Contract” has the meaning set forth in Section 7.18 of the Agreement.

“Material Permits” mean all Permits other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on any Parties.

“Merger” has the meaning set forth in the background to the Agreement.

“Merger Effective Time” has the meaning set forth in Section 1.2 of the Agreement.

“Middle Kingdom” has the meaning set forth in the preamble to the Agreement.

“Middle Kingdom Board” means the board of directors of Middle Kingdom prior to the Merger.

“Middle Kingdom Constituent Instruments” has the meaning set forth in Section 8.2 of the Agreement.

“Middle Kingdom Disclosure Schedule” has the meaning set forth in Article VIII of the Agreement.

“Middle Kingdom Indemnified Parties” has the meaning set forth in Section 14.2 of the Agreement.

“Middle Kingdom Material Contract” has the meaning set forth in Section 8.23(a) of the Agreement.

“Middle Kingdom Prospectus” means the prospectus filed by Middle Kingdom with the SEC and made effective on December 13, 2006.

“Middle Kingdom Public Offering” means the initial public offering of Middle Kingdom completed on December 19, 2006, in which Middle Kingdom sold 198,000 Series A Units and 3,300,000 Series B Units at a price of $8.00 per unit and the related subsequent exercise of the over-allotment option.

“Middle Kingdom Parties” has the meaning set forth in the background to the Agreement.

“Middle Kingdom Representatives” means each of Michael Marks and Bernard J. Tanenbaum III.

“Middle Kingdom SEC Documents” has the meaning set forth in Section 8.7 of the Agreement.

“Middle Kingdom Securities” has the meaning set forth in the background to the Agreement.

“Middle Kingdom Share(s)” has the meaning set forth in the background to the Agreement.

“Middle Kingdom Stock Right(s)” has the meaning set forth in the background to the Agreement.

“MK Arizona” has the meaning set forth in the preamble to the Agreement.

“MK Arizona Class B Common Stock” has the meaning set forth in the background to the Agreement.

“MK Arizona Common Stock” has the meaning set forth in the background to the Agreement.

“MK Arizona Securities” has the meaning set forth in the background to the Agreement.

“MK Arizona Share(s)” has the meaning set forth in the background to the Agreement.

“MK Arizona Stock Right(s)” has the meaning set forth in the background to the Agreement.

“MK Cayman” has the meaning set forth in the background to the Agreement.

“MK Cayman Class B Warrants” means the securities issued by MK Cayman exercisable for MK Cayman Shares that are equivalent to the Class B Warrants and has the same terms and conditions of the Class B Warrants as in effect immediately prior to the Conversion.

“MK Cayman Securities” has the meaning set forth in the background to the Agreement.

“MK Cayman Share(s)” has the meaning set forth in the background to the Agreement.

“MK Cayman Stock Right(s)” has the meaning set forth in the background to the Agreement.

“MOFCOM” shall mean the Ministry of Commerce of the PRC.

“Money Laundering Laws” has the meaning set forth in Section 7.21 of the Agreement.

“OTCBB” means the electronic Over-the-Counter Bulletin Board maintained by the FINRA.

“OFAC” has the meaning set forth in Section 7.23 of the Agreement.

“Off-balance Sheet Arrangement” means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; or (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements.

“Party” or “Parties” has the meaning set forth in the preamble to the Agreement.

“Permits” mean all governmental franchises, licenses, permits, authorizations and approvals necessary to enable a Person to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

“Permitted Lien” shall mean (a) any restriction on transfer arising under applicable securities law; (b) any Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP; (c) any statutory Liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due and delinquent and which are not, individually or in the aggregate, significant; (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property; (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the such relevant Person’s business; (f) Liens identified on title policies, title opinions or preliminary title reports or other documents or writings included in the public records; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) Liens of lessors and licensors arising under lease agreements or license arrangements; and (i) those Liens set forth in the Pypo Disclosure Schedule.

“Person” shall mean an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

“PRC” shall mean the People’s Republic of China, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region and the Macao Special Administrative Region and Taiwan.

“Price per Share” means the price per share of MK Cayman common stock determined as follows: (i) if the MK Cayman Common Stock is traded on a securities exchange, the average of the closing prices over a twenty (20) day period ending three days before the date of determination; or (ii) if the MK Cayman Common Stock is actively traded over-the-counter, the average of the closing bid and asked prices quoted on the over-the-counter system over the twenty (20) day period ending three (3) days before the date of determination; or (iii) if at any time the MK Cayman Common Stock is not listed on any securities exchange or quoted on the over-the-counter market, the highest price per share which MK Cayman could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by MK Cayman from authorized but unissued shares, as determined in good faith by MK Cayman’s board of directors. In the case of a Change of Control, the date of determination of the “Price per Share” will be the effective date of a Change of Control.

“Proxy Statement/Prospectus” means the proxy statement/prospectus to be sent to Middle Kingdom stockholders in connection with the Stockholders’ Meeting

“Pypo Benefit Plans” has the meaning set forth in Section 7.15(a) of the Agreement.

“Pypo Cayman” has the meaning set forth in the preamble to the Agreement.

“Pypo Constituent Instruments” means the memorandum and articles of association of Pypo Cayman together with its statutory registers and such constituent instruments of other Pypo Entities as may exist, each as amended to the date of the Agreement.

“Pypo Disclosure Schedule” has the meaning set forth in Article VII of the Agreement.

“Pypo Entities” has the meaning set forth in the preamble to the Agreement.

“Pypo Financial Statements” has the meaning set forth in Section 7.7 of the Agreement.

“Pypo Interim Financial Statements” has the meaning set forth in Section 10.2 of the Agreement.

“Pypo HK” has the meaning set forth in the preamble to the Agreement.

“Pypo Indemnified Parties” has the meaning set forth in Section 14.3 of the Agreement.

“Pypo Party” or “Pypo Parties” has the meaning set forth in the preamble to the Agreement.

“Pypo PRC” has the meaning set forth in the preamble to the Agreement.

“Pypo Shares” has the meaning set forth in the background to the Agreement.

“Pypo Shareholder(s)” has the meaning set forth in the preamble to the Agreement.

“Real Estate Leases” has the meaning set forth in Section 7.12(a) of the Agreement.

“Real Property” has the meaning set forth in Section 7.12(a) of the Agreement.

“Registration Rights Agreement” means the registration rights agreement to be entered into by MK Cayman and the Pypo Shareholders in the form of Exhibit C of the Agreement.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act of 1933, as amended.

“Representatives” of either Party shall mean such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants and any other person acting on behalf of such Party.

“Returned Shares” has the meaning set forth in Section 14.2(b) of the Agreement.

“Sarbanes-Oxley Act” has the meaning set forth in Section 8.14 of the Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Units” mean units consisting of one share of Common Stock and five non-redeemable Class A Warrants, issued in connection with the Middle Kingdom Public Offering.

“Series B Units” means unit consisting of one share of Class B Common Stock and one redeemable Class B Warrant at a price of $8.00 per unit, issued in connection with the Middle Kingdom Public Offering.

“Share Exchange” has the meaning set forth in the background to the Agreement.

“Stockholders’ Meeting” has the meaning set forth in Section 11.1 of the Agreement.

“Subsidiary” an entity shall be deemed to be a “Subsidiary” of another Person if (a) such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at leased a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity.

“Survival Period” means the applicable period of time that a representation, warranty, covenant or obligation survives the Closing pursuant to Section 14.1 of this Agreement.

“Surviving Corporation” has the meaning set forth in Section 1.1 of the Agreement.

“Tail Policy” has the meaning set forth in Section 12.6 of this Agreement.

“Tangible Personal Property” has the meaning set forth in Section 7.12(b) of the Agreement.

“Targeted Net Income Threshold” means Adjusted Net Income of $54,000,000 for FY2010 and Adjusted Net Income of $67,000,000 for FY2011, as applicable.

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Authority, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Benefit” has the meaning set forth in Section 14.6 of the Agreement.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it.

“Transaction Documents” shall have the meaning set forth in Section 6.3 of the Agreement.

“Transactions” has the meaning set forth in Section 6.1 of the Agreement.

“Trust Fund” has the meaning set forth in Section 8.21 of the Agreement.

“Underwriters Purchase Option” means options granted by Middle Kingdom to the representatives of the underwriters of the Middle Kingdom Public Offering, to purchase up to a total of 19,800 Series A Units at a per-unit price of $10.00 and/or up to a total of 330,000 Series B Units at a per-unit price of $10.00. The Series A Units and Series B Units that would be issued upon exercise of this option are identical to those sold in Middle Kingdom Public Offering, except that the exercise price of the Class A Warrants and Class B Warrants underlying the Series A Units and the Series B Units granted to the representatives of the underwriters, will have an exercise price of $10.00 per share. The option to purchase the Series A Units and the Series B Units granted to the representatives of the underwriters will expire on December 13, 2011 and the warrants granted to them will expire in December 2013.

“U.S. GAAP” means generally accepted accounting principles of the United States.

“Voting Agreement” means the voting agreement among Middle Kingdom and the Pypo Shareholders in the form of Exhibit E of the Agreement.

“Voting Middle Kingdom Debt” has the meaning set forth in Section 8.1(c) of the Agreement.

“Voting Pypo Debt” has the meaning set forth in Section 7.1(b) of the Agreement.

“Warrant Agreement” means the MK Cayman Class B Warrants exercisable in exchange for MK Cayman Shares that are in substantially the form of the Class B Warrants, with conforming changes reasonably acceptable to the Pypo Parties that reflect the issuer of such warrants is a Cayman Islands exempted corporation.

SCHEDULE A

Management Shareholders

1.	ZHANG Kuo (1)

2.	FEI Dongping (2)

3.	ZHOU Henyang (3)

4.	WAN Francis (4)

Notes:

(1)	ZHANG Kuo’s wife, GONG Nana is the sole shareholder of Sinowill Holdings Limited, a British Virgin Islands company, which holds a 64% ownership interest in Style Technology Development Limited, which in turn owns a 50% ownership interest in Capital Ally Investments limited.

(2)	FEI Dongping is the sole shareholder of Huge Harvest Enterprises Limited, a British Virgin Islands company, which holds a 16% ownership interest in Style Technology Development Limited, which in turn owns a 50% ownership interest in Capital Ally Investments limited.

(3)	ZHOU Henyang’s wife, HUANG Haiping is the sole shareholder of Kingstate Group Limited, a British Virgin Islands company, which holds a 16% ownership interest in Style Technology Development Limited, which in turn owns a 50% ownership interest in Capital Ally Investments limited.

(4)	WAN Francis is the sole shareholder of Trend Focus Limited, a British Virgin Islands company, which holds a 4% ownership interest in Style Technology Development Limited, which in turn owns a 50% ownership interest in Capital Ally Investments limited.

SCHEDULE B

Pypo Share Ownership

Pypo Shareholder	Number of Pypo Shares Held	Percentage Ownership Interest
ARCH DIGITAL HOLDINGS LIMITED	90,000,000	33%
CAPITAL ALLY INVESTMENTS LIMITED	182,700,000	67%

SCHEDULE C

Share and Warrant Allocation

Pypo Shareholders	Initial Equity Payment	Warrant Payment	2010 Earn-Out Shares	2011 Earn-Out Shares
ARCH DIGITAL HOLDINGS LIMITED	14,850,000	1,700,000	2,608,696	3,391,304
CAPITAL ALLY INVESTMENTS LIMITED	30,150,000	1,700,000	7,391,304	9,608,696

TOTAL	45,000,000	3,400,000	10,000,000	13,000,000